UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
_______________________________
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Agiliti, Inc.
____________________________________________________________________________
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Fellow Shareholders,

We are pleased to invite you to attend our Annual Meeting of Shareholders of Agiliti, Inc. (“Agiliti” or the “Company”) to be held on Thursday, May 4, 2023, at 11:30 a.m. (ET). This year’s Annual Meeting will be conducted virtually, via live audio webcast. Virtual meetings allow us to provide expanded access, improved communication, and cost savings for our shareholders and the Company. Our goal is to offer shareholders rights and participation opportunities during the virtual meeting that are comparable to those at an in-person annual meeting of shareholders. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/AGTI2023. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or on the voting instruction form accompanying these proxy materials.
The Annual Meeting will be conducted for the following purposes, which are more fully described in the accompanying proxy statement:
1.to elect three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2026 Annual Meeting, as recommended by the Nominating and Governance Committee of the Board of Directors (the “Board”) and the Board of Agiliti;
2.to ratify the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2023;
3.to approve, on a non-binding advisory basis, Agiliti’s executive compensation as disclosed in this proxy statement (the “say-on-pay” vote); and
4.to transact other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Our Board has set the record date as March 13, 2023. Only shareholders that owned Agiliti common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Voting by proxy will ensure your representation at the virtual Annual Meeting regardless of whether you attend.
We hope that you will be able to participate in the Annual Meeting.
Sincerely,
TOM BOEHNING
CHIEF EXECUTIVE OFFICER

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
The 2023 annual meeting of shareholders of Agiliti, Inc. will be conducted virtually, via live audio webcast at www.virtualshareholdermeeting.com/AGTI2023 on Thursday, May 4, 2023, at 11:30 a.m. (ET) for the following purposes:
1.to elect three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2026 Annual Meeting, as recommended by the Nominating and Governance Committee of the Board and the Board;
2.to ratify the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2023;
3.to approve, on a non-binding advisory basis, Agiliti’s executive compensation as disclosed in the accompanying proxy statement (the “say-on-pay” vote); and
4.to transact other business as may properly come before the meeting or any adjournment or postponement of the meeting.
A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 4, 2023, at 11095 Viking Drive, Suite 300, Eden Prairie, Minnesota 55344, and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/AGTI2023.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 2023
The notice of annual meeting, the proxy statement and our fiscal year 2022 annual report are available on our website at https://investor.agiliti.com. Additionally, in accordance with the Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com.

The Notice of Internet Availability of Proxy Materials is first being delivered to Agiliti’s shareholders of record on or about March 24, 2023.
By Order of the Board of Directors
LEE NEUMANN
GENERAL COUNSEL AND SECRETARY

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q: Why did I receive these materials?
Agiliti’s Board is soliciting your proxy to vote at our 2023 Annual Meeting of Shareholders (the “Annual Meeting”) (or at any adjournment or postponement of the meeting). Shareholders who own shares of our common stock as of the record date, March 13, 2023 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they provide important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Agiliti.
Notice of Internet Availability of Proxy Statement and Annual Report. As permitted by SEC rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of internet availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding. The SEC rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q: Who will be entitled to vote?
Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, Agiliti had approximately 133.8 million shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q: What will I be voting on?
You will be voting on:

1.the election of Dr. Gary L. Gottlieb, Diane B. Patrick and Scott M. Sperling as Class II directors to serve on the Board until the 2026 Annual Meeting and until their successors are duly elected and qualified;
2.the ratification of the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2023;
3.the approval, on a non-binding advisory basis, of Agiliti’s executive compensation as disclosed in this proxy statement (the “say-on-pay” vote); and
4.any other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Q: How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.FOR the election of Dr. Gary L. Gottlieb, Diane B. Patrick and Scott M. Sperling as Class II directors;
2.FOR the ratification of the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2023; and

3.FOR the approval, on a non-binding advisory basis, of Agiliti’s executive compensation as disclosed in this proxy statement.
Q: How do I cast my vote?
Beneficial Shareholders. If you hold your shares in “street name” through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/AGTI2023.You will need to log in by entering your unique 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or the voting instructions form that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.via the Internet at www.proxyvote.com;
2.by phone by calling 1-800-690-6903; or
3.by signing and returning a proxy card.
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. (ET) on May 3, 2023.
Q: Can I access the proxy materials electronically?
Yes. Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:
1.view our proxy materials for the Annual Meeting on the Internet; and
2.instruct us to send our future proxy materials to you electronically by e-mail.
Our proxy materials are also available at https://investors.agilitihealth.com and at www.proxyvote.com commencing on March 24, 2023. Our website is not part of this notice and proxy statement.
Instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners are encouraged to elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q: How may I change or revoke my proxy?
Beneficial Shareholders. Beneficial shareholders or shareholders who hold their shares in “street name” should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise by:
1.via the Internet at www.proxyvote.com;
2.by phone by calling 1-800-690-6903;
3.by signing and returning a new proxy card; or
4.by voting at the virtual Annual Meeting.
Q: How can I attend the Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year.
If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/AGTI2023, entering your 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or on the voting instruction form accompanying these proxy materials.

If you are a shareholder as of the Record Date and have logged in using your 16-digit control number, and you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). Shareholder questions or comments are welcome, but we will only answer questions pertinent to the matters being voted upon at the Annual Meeting, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/AGTI2023, for at least one year. Recording of the Annual Meeting by anyone other than an authorized representative of the Company will not be permitted.
If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.
Q: Why is the Annual Meeting virtual only?
We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world. We are committed to offering shareholders rights and participation opportunities during the virtual meeting that are comparable to those at an in-person annual meeting of shareholders.
Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 - ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of “FOR” votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Votes that are “WITHHELD” with respect to one or more director nominees will result in the respective nominee receiving fewer votes, but they will not count as votes against a nominee and will have no effect on the outcome of the election of those nominees. Broker non-votes will not impact the election of the nominees.
ALL OTHER PROPOSALS
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. Broker “non-votes” will not be deemed represented at the Annual Meeting for purposes of voting on proposal 3 and, therefore, will have no effect on proposal 3. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023. Although the results with respect to proposals 2 and 3 will not be binding, the Board will consider the results of the shareholder vote when making future decisions regarding these proposals.
Q: When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q: What is the deadline for submitting a shareholder proposal or director nomination for the 2024 Annual Meeting?
Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Agiliti’s proxy statement and form of proxy for Agiliti’s 2024 annual meeting of shareholders must be received by Agiliti at our principal executive offices at 11095 Viking Drive, Suite 300, Eden Prairie, Minnesota 55344, attention: Secretary, no later than November 25, 2023.

Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2024 (other than pursuant to SEC Rule 14a-8) must comply with the advance notice provisions of Agiliti’s Bylaws, which require, among other things, that shareholders provide written notice of such proposal to the Secretary at Agiliti’s principal executive offices no later than the close of business on February 2, 2024 and not earlier than the close of business on

January 5, 2024. However, if the date of Agiliti’s 2024 annual meeting of shareholders is more than 30 days before or more than 70 days after the first anniversary of the date of the Annual Meeting, then our Secretary must receive the notice no earlier than the close of business on the 120th calendar day prior to the date of Agiliti’s 2024 annual meeting of shareholders and not later than the close of business on the later of the 90th calendar day prior to the date of Agiliti’s 2024 annual meeting of shareholders and the 10th day following the day on which public announcement of the date of Agiliti’s 2024 annual meeting of shareholders is first made by Agiliti.

In addition to satisfying the requirements of Agiliti’s Bylaws, to comply with the requirements set forth in Rule 14a-19 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the universal proxy rules), shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide written notice to the Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to Agiliti at Agiliti’s principal executive offices no later than March 5, 2024.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is currently composed of eleven directors. Our Certificate of Incorporation (the “Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of March 13, 2023, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Dr. Gary L. Gottlieb	II	67	Director	2019	2023	2026
Diane B. Patrick	II	71	Director	2021	2023	2026
Scott M. Sperling	II	65	Director	2019	2023	2026
Thomas J. Leonard	III	55	Director	2015	2024
Michael A. Bell	III	67	Director	2019	2024
Joshua M. Nelson	III	50	Director	2019	2024
Thomas W. Boehning	III	57	Chief Executive Officer and Director	2023	2024
John L. Workman	I	71	Director and Chairman of the Board	2014	2025
Darren M. Friedman	I	54	Director	2019	2025
Megan M. Preiner	I	39	Director	2019	2025
Dr. C. Martin Harris	I	57	Director	2022	2025
We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, human capital management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in healthcare, medical technology and manufacturing. The Nominating and Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as diversity of gender, race, ethnicity and age, and include in its selection practices and consider all candidates for director on the basis of his or her skills, qualifications and experience. The Nominating and Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors. Further, our Board is committed to actively seeking highly qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. Of our eleven Board members, two directors self-identify as female and two directors self-identify as a racial or ethnic minority.
The Nominating and Governance Committee also will consider a combination of factors for each director, including (a) experience as a senior officer in a public or substantial private company or other comparable experience, (b) breadth of knowledge about issues affecting the Company and/or its industry, (c) expertise in healthcare, finance, logistics, law, human resources or marketing or other areas that the Board determines are important areas of needed expertise and (d) personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to the Board and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all shareholders.
The Nominating and Governance Committee has determined that all of our directors meet the criteria and qualifications set forth in the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Agiliti and its shareholders, and guide the long-term sustainable, dependable performance of Agiliti.
Subject to any earlier resignation or removal in accordance with the terms of our Certificate, Bylaws and Director Nomination Agreement (as defined and discussed below) with THL Agiliti LLC (“THL Shareholder”), an affiliate of Thomas H. Lee Partners, L.P., our principal shareholder (“THL”), our Class I directors served until the first annual meeting of shareholders in 2022 and were subsequently elected to serve until our 2025 annual meeting of shareholders, our Class II directors are nominated for election at the 2023 annual meeting of shareholders and our Class III directors will serve until the 2024 annual meeting of shareholders. In addition, our Certificate provides that our directors may be removed with cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon. Our Bylaws provide that the majority of the Board will have the right to designate the Chairman of the Board.
Director Nomination Agreement
We are party to an amended and restated director nomination agreement (the “Director Nomination Agreement”) with THL Shareholder whereby THL Shareholder has the right to designate: (i) all of the nominees for election to our Board for so long as THL Shareholder beneficially owns 40% or more of the total number of shares of our common stock outstanding following the IPO (the “Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as THL Shareholder beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as THL Shareholder beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as THL Shareholder beneficially owns at least 5% and less than 10% of the Original Amount; and (v) one director for so long as THL Shareholder beneficially owns at least 5% and less than 10% of the Original Amount. In each case, THL Shareholder’s nominees must comply with applicable law and stock exchange rules. In addition, THL Shareholder is entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of THL Shareholder’s beneficial ownership at such time. THL Shareholder also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of THL Shareholder. The Director Nomination Agreement will terminate at such time as THL Shareholder owns less than 5% of the Original Amount.
Shareholder Recommendations for Director Nominees

The Nominating and Governance Committee will consider shareholder nominations for membership on the Board. For the 2024 Annual Meeting, nominations may be submitted to Agiliti, Inc., 11095 Viking Drive, Suite 300, Eden Prairie, Minnesota 55344, Attn: Secretary, and such nominations will then be forwarded to the Chair of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 2, 2024 and not earlier than the close of business on January 5, 2024. In addition to satisfying the requirements of Agiliti’s Bylaws, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide written notice to the Secretary that sets forth all the information required by Rule 14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to Agiliti at Agiliti’s principal executive offices no later than March 5, 2024.
When filling a vacancy on the Board, the Nominating and Governance Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes would strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. Any candidates would then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process will be used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age*	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated

Dr. Gary L. Gottlieb	II	67	Director	2019	2023	2026
Diane B. Patrick	II	71	Director	2021	2023	2026
Scott M. Sperling	II	65	Director	2019	2023	2026
* Ages as of March 13, 2023.

Each nominee was recommended for re-election by the Nominating and Governance Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR”
EACH OF THE DIRECTOR NOMINEES.
Director Nominees to Serve for a Three-Year Term Expiring at the 2026 Annual Meeting
Dr. Gary L. Gottlieb became a member of our Board in January 2019. Dr. Gottlieb is a professor of psychiatry at Harvard Medical School and a member of the National Academy of Medicine. Dr. Gottlieb served as Chief Executive Officer of Partners In Health from March 2015 until June 2019. From January 2010 until February 2015, he served as President and Chief Executive Officer of Partners HealthCare (now MassGeneral Brigham), the parent of the Brigham and Women’s and Massachusetts General Hospitals and a number of the nation’s other leading academic medical centers, community hospitals and physician organizations. He served as President of Brigham and Women’s Hospital, as President of North Shore Medical Center, and as Chairman of Partners Psychiatry. Dr. Gottlieb served as a member of the Board of Directors of the Federal Reserve Bank of Boston from 2012 to 2016 and as its Chair from 2016 to 2018.Dr. Gottlieb serves as Executive Chair of Cohere, Inc. and BHNewCo LLC/ Author Health LLC and as a Director of Kyruus, Inc., OM1, Inc. and Elysium and, previously, inVentiv Health, Inc. He is an Executive Partner of Flare Capital Partners. Dr. Gottlieb earned an MBA from the Wharton School at the University of Pennsylvania and an M.D. from the Albany Medical College of Union University in a six-year accelerated biomedical program. Dr. Gottlieb is a valuable member of our Board because of his extensive experience in the healthcare and medical industries and his multiyear service in executive roles of companies in such industries.
Diane B. Patrick became a member of our Board in April 2021. Ms. Patrick is a Senior Counsel at Ropes & Gray LLP and has practiced labor and employment law for over 35 years. Prior to serving as Senior Counsel at Ropes & Gray LLP, Ms. Patrick served as a Co-Managing Partner and as a member of several committees, including the Diversity Committee, of Ropes & Gray LLP, as an Associate at O’Melveny & Myers, as an Associate at Hogan Hartson (n/k/a Hogan Lovells US LLP), as University Attorney at Harvard University, and as Director and Associate Vice President of Human Resources at Harvard University. Ms. Patrick also serves on the boards of Massachusetts General Hospital (as Co-Vice Chair, and as Chair and member of several committees, including the Nominating and Governance Committee), MassGeneral Brigham (as Chair of the United Against Racism Task Force and member of several committees, including the Committee on Institutional Conflicts), and WBUR-FM, a National Public Radio station (as a member of the Community Advisory Board). Ms. Patrick also served as First Lady of the Commonwealth of Massachusetts while her husband was Governor from 2007 to 2015. Ms. Patrick is a valuable member of our Board because of the unique perspective she brings as a legal expert, her dedication to diversity initiatives and her experience serving on the boards of directors of companies in the healthcare sector.

Scott M. Sperling became a member of our Board in January 2019. Mr. Sperling is currently a Co-Chief Executive Officer of THL, which he has led for over 20 years. Prior to joining THL, Mr. Sperling was, for more than ten years, managing partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company. Before that he was a senior consultant with the Boston Consulting Group. Mr. Sperling is currently a director of Thermo Fisher Scientific (NYSE: TMO) and was previously a director of iHeartMedia, Inc. (NASDAQ: IHRT), Madison Square Garden Company (NYSE: MSGE) and Warner Music Group (NASDAQ: WMG). Mr. Sperling’s current and prior directorships also include Experian Information Solutions, Fisher Scientific, Front Line Management Companies, Inc., Houghton Mifflin Co., The Learning Company, PriCellular Corp, ProcureNet, ProSiebenSat.1, Univision Communications, Inc., and Wyndham Hotels and several other private companies. Mr. Sperling is also the Chairman of MassGeneral Brigham, the parent of the Massachusetts General Hospital, Brigham Health and a number of the nation’s other leading academic medical centers, community hospitals and physicians organizations. Mr. Sperling holds a B.S. from Purdue University and an MBA from Harvard Business School. Mr. Sperling is a valuable member of our Board because of his experience in the private equity industry analyzing, investing in and serving on the board of directors of companies across various industries, including healthcare, as well as his perspective as a representative of our largest shareholder.
Continuing Directors
Thomas J. Leonard has been a member of our Board since 2015. Mr. Leonard served as our Chief Executive Officer from 2015 until March 2023. Prior to joining us, Mr. Leonard served as the President of Medical Systems for CareFusion Corporation, where he led the $2.4 billion revenue global medical device segment, which includes Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, and AVEA® and LTV® series ventilators and respiratory diagnostics products. Prior to joining CareFusion in 2008, Mr. Leonard served as the Senior Vice President and General Manager of Ambulatory Solutions for McKesson Provider Technologies, and prior to that, Executive Vice President of Operations for Picis, Inc. Mr. Leonard has a bachelor’s degree in Engineering from the United States Naval Academy and an MBA from S.C Johnson Graduate School of Management at Cornell University. Mr. Leonard is an experienced senior executive with extensive operating experience leading businesses focused on medical devices, services and healthcare IT. His experience across these closely related business segments, combined with his years leading us as our Chief Executive Officer, make him a valuable member of our Board.
Michael A. Bell became a member of our Board in January 2019. Mr. Bell is a Managing Director at THL. Most recently, he was an executive advisor to THL. Prior to that, Mr. Bell was executive chairman of Syneos Health, Inc. (formerly INC Research Holdings, Inc./inVentiv Health, Inc.)(NASDAQ: SYNH). From August 1, 2017 to December 1, 2017, Mr. Bell served as Executive Chairman and President of Syneos Health Commercial Solutions (formerly inVentiv Health Commercial Solutions). From September 2014 until he joined Syneos Health, Inc., Mr. Bell served as Chairman and Chief Executive Officer of Inventiv Health, Inc. Mr. Bell served as inVentiv Health, Inc.’s Chief Operating Officer from May 2014 until his appointment as Chairman and Chief Executive Officer. From 1998 until he joined inVentiv Health, Inc., Mr. Bell was a Managing Partner and Founder of Monitor Clipper Partners, a private equity firm where he invested in companies in the professional services, procurement outsourcing and biopharmaceutical services industries. Mr. Bell also served as Senior Executive Vice President of John Hancock Financial Services, Inc., reporting to the Chairman and Chief Executive Officer, from 2001 until the business was sold to Manulife Financial Corporation in 2004. In 1983, Mr. Bell was a founder of Monitor Group, a management consulting firm engaged across the healthcare delivery system, and was a member of the firm’s leadership team until 1998 when he joined Monitor Clipper Partners, LLC. In addition to Agiliti, Mr. Bell currently sits on the boards of Autism Home Care Holdings, Inc., Hospice Care Holdings, L.P., Professional Physical Therapy and Senior Home Care Holdings, Inc. Mr. Bell was previously a director of Syneos Health, Inc., AmeriLife Group, LLC and Healthcare Staffing Services. Mr. Bell holds a B.S. in Economics from the Wharton School at the University of Pennsylvania and an MBA from Harvard Business School. Mr. Bell is a valuable member of our Board because of his experience serving as an executive in healthcare and related companies for several decades, experience in the private equity industry analyzing, investing in and serving on the board of directors of companies in the healthcare industry, as well as his perspective as a representative of our largest shareholder.
Joshua M. Nelson became a member of our Board in January 2019. Mr. Nelson is a Managing Director and Head of Healthcare at THL, which he joined in 2003. Prior to joining THL, he worked at JPMorgan Partners, the private equity affiliate of JPMorgan Chase. Mr. Nelson currently serves on the board of directors of Adare Pharma Solutions, Autism Home Care Holdings, Inc., Intelligent Medical Objects, Nextech, CSafe Global, Senior Home Care Holdings, Inc., Hospice Care Holdings, L.P., Smile Doctors LLC and Professional Physical Therapy, and he previously served on the boards of 1-800 CONTACTS, Inc., Advanced BioEnergy, Curo Health Services, Hawkeye Energy Holdings, Healthcare Staffing Services, Intermedix Corporation, inVentiv Health, Syneos Health, Inc and Party City Holdco.. Mr. Nelson holds a B.A. in political science, summa cum laude, from Princeton University and an M.B.A., with honors, from Harvard Business School. Mr. Nelson is a valuable member of our Board because of his experience investing in and serving on the boards of various healthcare companies, his skills related to analyzing and understanding a company’s financial performance, and his broad perspective related to strategic planning is valuable to our Company.

Thomas W. Boehning was appointed as Chief Executive Officer and joined our Board in March of 2023. Mr. Boehning previously served as our President, overseeing commercial sales and operations, from January 2020 until March 2023. Prior to joining us, Mr. Boehning spent 13 years at Optum, serving in various positions, culminating in his role as

Chief Executive Officer of their joint venture Optum360—the nation’s largest independent revenue cycle services organization. Prior to Optum, Mr. Boehning was vice president and general manager of McKesson’s Group Practice Solutions business. Mr. Boehning has a bachelor’s degree in Economics and an MBA from Pennsylvania State University. Mr. Boehning’s experience as a healthcare leader. combined with his years leading us as a senior executive and in his current role as our Chief Executive Officer, make him a valuable member of our Board.

Dr. C. Martin Harris became a member of our Board in May 2022. Dr. Harris has served as Associate Vice President of the Health Enterprise and Chief Business Officer of the Dell Medical School at The University of Texas at Austin since 2016. Dr. Harris previously served as Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation, a non-profit academic medical center, and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine from 1996 to 2016. Additionally, from 2000 to 2016, Dr. Harris was Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the internet. Prior to joining the Cleveland Clinic, Dr. Harris spent 14 years with the School of Medicine at the University of Pennsylvania. Dr. Harris serves on the board of directors of Thermo Fisher Scientific Inc.(NYSE: TMO), Colgate Palmolive Company (NYSE: CL)and the MultiPlan Corporation. Dr. Harris previously served on the boards of HealthStream, Inc. (NASDAQ: HSTM) and Invacare Corporation (NYSE: IVC). Dr. Harris brings extensive leadership experience and expertise in the healthcare and information technology fields to the Company’s Board.
John L. Workman joined us in November 2014 as a director and Chair of the Audit Committee. From February to April 2015, Mr. Workman was our Interim Executive Chairman of the Board. In April 2015, Mr. Workman was appointed as non-executive Chairman of the Board. From 2012 to June 2014, Mr. Workman served as Chief Executive Officer and Director at OmniCare, Inc. Prior to that, Mr. Workman served as Chief Financial Officer of OmniCare, Inc. from 2009 to 2012, and President from 2011 to 2012. Prior to joining OmniCare, Mr. Workman served as Chief Financial Officer of HealthSouth Corporation from 2004 to 2009. Prior to that, he spent six years serving in executive officer roles at U.S. Can Corporation, including Chief Executive Officer and Chief Operating Officer.Mr. Workman also spent more than 14 years with Montgomery Ward & Company, Inc., serving in various financial leadership capacities, including Chief Financial Officer and Chief Restructuring Officer. Mr. Workman began his career with the public accounting firm KPMG LLP. Mr. Workman is also a Director of Federal Signal Corporation (NYSE:FSS), an international manufacturing company that specializes in environmental and safety solutions where he chairs the Audit Committee. Mr. Workman also serves on the board of directors of ConMed (NASDAQ:CNMD), an international manufacturer of equipment and supplies for orthopedic and general surgery and was a director of CareCapital Properties (NYSE:CCP), which, prior to merging into a public company, was a REIT involved with long- term healthcare facilities, from August 2015 until August 2017. Mr. Workman holds a doctorate degree in education in ethical leadership from Olivet Nazarene University, an MBA from the University of Chicago and a B.S. degree from Indiana University. Mr. Workman is a valuable member of our Board because of his extensive business and financial background and his multiyear service in executive roles of companies in the healthcare sector.
Darren M. Friedman became a member of our Board in March 2019. Mr. Friedman is a Partner of StepStone Group LP, a global private markets firm that oversees approximately $240 billion of private capital allocations. Prior to joining StepStone in 2010, Mr. Friedman was a Managing Partner of Citi Private Equity, where he worked from 2001 to 2010, managing over $10 billion of capital across various private equity investing activities. Mr. Friedman sits or has sat on the boards or advisory boards of multiple portfolio companies, general partners and a number of Investment Committees. Prior to joining Citi Private Equity, Mr. Friedman worked in the Investment Banking division at Salomon Smith Barney. Mr. Friedman has an MBA from the Wharton School at the University of Pennsylvania and a B.S. in Finance from the University of Illinois. Mr. Friedman is an experienced senior executive with extensive accounting and financial experience. He is a valuable member of our Board because of his accounting, financial and private equity experience and his experience on the boards of directors of other companies.
Megan M. Preiner became a member of our Board in January 2019. Ms. Preiner is a Managing Director at THL, which she joined in 2008. Prior to joining THL, she worked in the Media and Telecommunications Group at Credit Suisse. Ms. Preiner currently serves on the board of directors of Adare Pharma Solutions, Autism Home Care Holdings, Inc., Ingenovis, Hospice Care, Smile Doctors LLC and Senior Home Care Holdings, Inc., and she previously served on the board of directors of CSafe Global, Intermedix Corporation and Phillips Pet Food & Supplies. Ms. Preiner holds a B.A. in Political Economy, cum laude, from Georgetown University and an MBA from Harvard Business School. Ms. Preiner is a valuable member of our Board because of her experience in the private equity industry analyzing, investing in and serving on the board of directors of companies in the healthcare industry, as well as her perspective as a representative of our largest shareholder.

Independence Status
The listing standards of the New York Stock Exchange (“NYSE”) require that, subject to specified exceptions such as those described below under the subsection entitled, “Controlled Company Status,” each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. As described in the sub- section entitled “Board Meetings and Committees,” we believe we meet these requirements.
Our Board has affirmatively determined that with the exception of Thomas W. Boehning, our Chief Executive Officer, and Thomas J. Leonard, our former Chief Executive Officer, all of our directors meet the NYSE requirements to be independent directors. In making this determination, our Board considered the relationships that each such non- employee director has with us and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock.
Controlled Company Status
THL controls a majority of our outstanding common stock. As a result, we are a “controlled company.” Under NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:
•our Board is composed of a majority of “independent directors,” as defined under the rules of such exchange;
•we have a compensation committee that is composed entirely of independent directors;

•we have a nominating and governance committee that is composed entirely of independent directors; and
•our Board conducts annual evaluations of its performance.
We do not currently rely on the “controlled company” exemption but may choose to do so in the future. If we choose to rely on these exemptions, we may not have a majority of independent directors on our Board. In addition, our Compensation Committee and our Nominating and Governance Committee may not consist entirely of independent directors, subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements
Board Meetings and Committees
For the year ended December 31, 2022, our Board held five regular and special meetings. Our Board has three committees: an Audit Committee, Compensation Committee and a Nominating and Governance Committee. Our Audit Committee met four times during 2022, our Compensation Committee met five times during 2022 and Nominating and Governance Committee met three times during 2022. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2022, each director attended at least 75% of the meetings of the Board and the Board committees on which she or he served during 2022 and each director attended the annual meeting of shareholders (with the exception of Dr. Harris who was appointed to the Board on May 18, 2022).

The composition, duties and responsibilities of our Audit, Compensation and Nominating and Governance committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating and Governance Committee
John L. Workman	X (Chair)		X
Darren M. Friedman	X
Megan M. Preiner		X
Dr. Gary L. Gottlieb	X
Diane B. Patrick		X
Scott M. Sperling
Thomas J. Leonard
Michael A. Bell		X (Chair)
Joshua M. Nelson		X	X (Chair)
Thomas W. Boehning
Dr. C. Martin Harris			X
Audit Committee
The Audit Committee is responsible for, among other matters:
•appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing our policies on risk assessment and risk management;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•reviewing the adequacy of our internal control over financial reporting;
•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
•monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
•reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
•reviewing and discussing with management and our independent registered public accounting firm our earnings releases.
Our Board has affirmatively determined that John L. Workman, Dr. Gary L. Gottlieb and Darren M. Friedman meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the applicable NYSE listing standards. In addition, our Board has determined that Mr. Workman qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit Committee is available at our corporate website at https://investors.agilitihealth.com. Our website is not part of this notice and proxy statement.
Compensation Committee
The Compensation Committee is responsible for, among other matters:
•annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;
•reviewing and approving the compensation of our other executive officers;
•appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;
•reviewing and establishing our overall management compensation, philosophy and policy;
•overseeing and administering our compensation and similar plans;
•reviewing and making recommendations to our Board with respect to director compensation;
•reviewing and advising on management succession planning upon request from our Board;
•reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and
•assisting our Board in its oversight of human capital management, including corporate culture, diversity and inclusion, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations.
The Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at https://investors.agilitihealth.com. Our website is not part of this notice and proxy statement.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for, among other matters:
•developing and recommending to our Board criteria for board and committee membership;
•subject to the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
•developing and recommending to our Board best practices and corporate governance principles;
•developing and recommending to our Board a set of corporate governance guidelines; and
•reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.
The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our corporate website at https://investors.agilitihealth.com. Our website is not part of this notice and proxy statement.

Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers this structure is appropriate at this time, the roles of various positions, and related key governance practices.
Independence; Board Mix
Our Board has an effective mix of independent and other directors. Our Board includes nine independent directors, including five non-employee directors unaffiliated with THL and four non-employee directors who are employees of THL, each of whom serve on our Board alongside our Chief Executive Officer, Tom Boehning and our former Chief Executive Officer Tom Leonard. Our Board believes that the mix of experienced independent, THL-affiliated, non-THL-affiliated and management directors that make up our Board, along with the role of our Chair and our Board committee composition, benefits Agiliti and its shareholders
Separate Chair and Chief Executive Officer Positions
Our Bylaws provide that the majority of the Board has the right to designate the Chairman of the Board. Our Board has determined that it is in the best interests of the Company at this time to maintain the Chairman of the Board and Chief Executive Officer positions separate. The Board believes that having an outside, independent director serve as Chairman of the Board is the most appropriate leadership structure at this time, as it enhances the Board’s independent oversight of management and the Company’s strategic planning, reinforces the Board’s ability to exercise its independent judgment to represent shareholder interests and strengthens the objectivity and integrity of the Board. Moreover, the Board believes an independent chairperson can more effectively lead the Board in objectively evaluating the performance of management, including the performance of the Chief Executive Officer, and guide the Board through appropriate governance processes.
Mr. Workman has been our Chairman since April 2015. Mr. Workman has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including finance, accounting, private equity, public companies, healthcare, corporate governance and manufacturing. This knowledge and experience gives Mr. Workman the insight necessary to navigate the responsibilities of strategic development and execution.
Performance Evaluation

Our Nominating and Governance Committee conducts an annual performance evaluation to determine whether the Board, its committees, and the directors are functioning effectively. This evaluation includes survey materials and a report to, and discussion of survey results with the Nominating and Governance Committee and the full Board. The survey materials solicit feedback on organizational matters, business strategy, financial matters, board structure and meeting administration. The directors use discussions with the full Board to provide feedback, identify themes for the Board to consider, suggest specific action steps and review Board agendas. The evaluation focuses on the Board’s and the committees’ contributions to Agiliti, with an enhanced focus on areas in which the Board or management believes that the Board could improve.
As part of the annual Board performance evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging or monetization transactions, including the use of financial instruments such as zero-cost collars and forward sale contracts. Additionally, directors, officers and other employees are generally prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of our risk profile and also its determination of what constitutes an appropriate level of risk.

While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to Agiliti. Our Audit Committee also monitors compliance with legal and regulatory requirements and management provides our Audit Committee periodic reports on our compliance programs. Our Compensation Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Our Nominating and Governance Committee oversees our major corporate governance risks. We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes.
In connection with its reviews of the operations of our business and through ongoing strategic planning with management, our full Board addresses the primary risks associated with our business. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.

At quarterly meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as risks associated with our operations, technology and competition, cybersecurity and privacy risks, and legal, financial, tax and audit related risks. The Board and its committees also regularly consult with external advisors and experts to anticipate future threats and reassess our risk environment.
Code of Conduct
We have adopted a Code of Conduct that applies to all our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Conduct is available on our website at https://investors.agilitihealth.com. We intend to disclose any amendments to the Code, or any waivers of its requirements, on our website. Our website is not part of this notice and proxy statement.
Environmental, Social and Governance (ESG) Overview
At Agiliti, we are motivated by a belief that every interaction has the power to change a life. This is the cornerstone of how we approach our work and the lens through which we view our responsibility to make a difference in the lives and communities we serve. Our commitment to environmental, social and governance matters centers on the ways we can help create a safer and more sustainable healthcare delivery system while shaping the long-term strength and sustainability of our business.
ESG Oversight
Our Nominating and Governance Committee has formal oversight of ESG related matters, including our governance-related policies and practices and the measures on which we advance sustainability through our business and operations. The principal standing committees of our Board also oversee a range of ESG matters in accordance with the scope of their charters including our systems of risk management and controls; our human capital strategy; and the manner in which we serve our customers and support our communities. Our executive team has responsibility for devising and executing our ESG strategy and reporting. We believe the long-term health of our business demands a continuous focus on these evolving topics, and we remain committed to regularly evaluating our progress and challenging ourselves to improve.
ESG Strategy and Stakeholder Engagement
Our progress in 2022 was guided by our inaugural third-party materiality assessment conducted in 2021. This assessment helped define our ESG priorities and enhance our strategy for ESG governance, disclosure, and performance. In 2022, we also published an ESG fact sheet tracking a series of metrics—both quantitative and qualitative—that address our priorities. These priorities, along with a more detailed account of our strategy, approach and progress, will be further addressed in our upcoming 2022 ESG Report, which we expect to publish mid-year 2023.
As we continue to enhance our ESG strategy and reporting, we will continue to manage, monitor, and report on the issued identified in this exercise and to periodically update this assessment to ensure our ESG strategy meets the evolving interests of our stakeholders and business. We will seek out and value feedback from our stakeholders as we continue to deliver on our ESG strategy.

Compensation Committee Interlocks and Insider Participation
No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
Agiliti, Inc.
11095 Viking Drive, Suite 300
Eden Prairie, MN 55344
ATTN: Board of Directors
c/o General Counsel and Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Agiliti will receive the communications and process them before forwarding them to the addressee. Agiliti may also refer communications to other departments within Agiliti. Agiliti generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Agiliti.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Agiliti as of March 13, 2023:

Name	Age	Position
Thomas W. Boehning	57	Chief Executive Officer and Director
James B. Pekarek	54	Executive Vice President and Chief Financial Officer
David L. Anbari	55	Senior Vice President, Chief Strategy Officer
Robert L. Creviston	56	Executive Vice President, Chief Human Resources Officer
Lee M. Neumann	47	Executive Vice President and General Counsel
Derrick L. Johnson	53	Senior Vice President and Chief Operating Officer
Lori M. Jones	60	Senior Vice President and Chief Commercial Officer
Scott A. Christensen	58	Senior Vice President, Controller and Chief Accounting Officer
Matthew E. McCabe	42	Senior Vice President of Finance and Treasurer
Thomas W. Boehning is our Chief Executive Officer and a member of our Board. His biography can be found above under “Board of Directors and Corporate Governance—Continuing Directors.”
James B. Pekarek joined us in April 2013 as Executive Vice President and Chief Financial Officer. Prior to joining us, Mr. Pekarek was the Chief Financial Officer for Cornerstone Brands since 2005. Cornerstone Brands is a leading home and apparel lifestyle retailer. Before that, Mr. Pekarek held executive level finance positions with The Spiegel Group, Montgomery Wards, Inc. and Outboard Marine Corporation. Mr. Pekarek has an MBA from Northwestern University and a Bachelor of Science in Accounting from Indiana University.
David L. Anbari serves as our Senior Vice President and Chief Strategy Officer. Mr. Anbari previously served as our Senior Vice President of Strategy and Solution Management from July 2022 to March 2023 and our Senior Vice President of Operations from January 2020 to July 2022. Mr. Anbari joined us in January 2020 in connection with our acquisition of Mobile Instrument Service & Repair, where he served as Chief Executive Officer. Prior to joining Mobile Instrument, Mr. Anbari co-founded a customer relationship management software company that served various healthcare industry and government clients, including the U.S. Department of Commerce. Mr. Anbari holds a bachelor’s degree in Business Administration from the University of Kansas.
Robert L. Creviston joined us in 2013 and serves as Executive Vice President and Chief Human Resources Officer. From 2007 until 2013, Mr. Creviston was the Vice President of Human Resources—Midwest Group at Waste Management, Inc., a leading North America provider of integrated environmental solutions. From 2000 to 2007 he held a variety of human resources management roles at Pactiv Corporation, a packaging business focused in the food service and consumer products space. Mr. Creviston holds a B.S. in Industrial and Labor Relations from Cornell University.
Lee M. Neumann became our General Counsel in January 2011. From 2009 to 2011, Ms. Neumann was our Associate General Counsel. Prior to joining us, Ms. Neumann was an attorney at Faegre Drinker Biddle & Reath LLP, formerly Faegre & Benson LLP, from 2002 to 2009. Ms. Neumann holds a Juris Doctorate degree from Hamline University School of Law and a B.A. in Biology from Gustavus Adolphus College.
Derrick L. Johnson serves as our Senior Vice President and Chief Operating Officer. Mr. Johnson previously served as Senior Vice President of Operations from April 2022 to March 2023 and Vice President of Field Operations beginning in March 2021. Prior to joining the Company in 2021, Mr. Johnson served in a variety of strategic and operational roles over twenty-one years at UPS including, most recently, serving as the company’s Southeast President. Mr. Johnson has an MBA from Tuck School of Business at Dartmouth College and is a graduate of the University of Notre Dame.
Lori M. Jones has served as our Senior Vice President and Chief Commercial Officer since December 2022. Prior to joining us, Ms. Jones served as President, Provider Market for Olive, an intelligent automation company serving the healthcare industry. Before that, she held various executive roles in sales and general manager roles at Connance, Brightree, AirStrip and McKesson. Ms. Jones holds a bachelor’s degree in Business Administration from the Ohio State University.
Scott A. Christensen joined us in 2012 as Controller and Chief Accounting Officer. In December 2021, Mr. Christensen was named Senior Vice President after serving as Vice President since 2013. Prior to joining us, from 1992 to

2012 Mr. Christensen served in several executive capacities at Supervalu, Inc., one of the largest companies in the U.S. grocery channel, including Vice President of Finance and Vice President of Accounting. From 1987 to 1992, Mr. Christensen served as a supervising accountant at KPMG Peat Marwick. Mr. Christensen is a graduate of St. Cloud State University and holds a B.S. in Accounting.
Matthew E. McCabe joined Agiliti, Inc. in 2006 and serves as our Senior Vice President of Finance and Treasurer. Mr. McCabe previously served as Vice President of Finance from 2017 to 2021 and Vice President of Finance and Business Intelligence from 2014 to 2017. From 2006 to 2014, Mr. McCabe held several roles with Agiliti including Business Unit CFO, Director of Strategy & Business Development and several other roles within the accounting and finance organization. Prior to Agiliti, Mr. McCabe served as an auditor at Mahoney, Ulbrich, Christensen and Russ. Mr. McCabe holds an MBA from Metropolitan State University and a B.S. in Accounting and Business Administration from Winona State University.
Management Succession; Chief Executive Officer Transition

The entire Board works with the Nominating and Governance Committee to evaluate potential successors to the Chief Executive Officer. On January 9, 2023, the Company announced that Thomas J. Leonard, our Chief Executive Officer and a member of the Board, notified the Chairman of the Board of his decision to retire and resign from his position as Chief Executive Officer effective as of March 10, 2023 (the “Resignation Date”). The Company also announced the Board’s appointment of Mr. Boehning, who formerly served as the Company’s President, as Chief Executive Officer to succeed Mr. Leonard effective as of the Resignation Date. The Board conducted a thoughtful and deliberate succession planning process and selected Mr. Boehning as Chief Executive Officer based on his 25 years of executive experience in the healthcare industry including healthcare delivery, technology and reimbursement and the growth of our commercial capabilities under Mr. Boehning’s leadership as our President. In addition, the Board appointed Mr. Boehning as a Class III director effective as of the Resignation Date and increased the size of the Board without any further action as of such date.
Additional details regarding Mr. Leonard’s transition agreement and Mr. Boehning’s amended and restated employment agreement are set forth below.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The executive compensation discussion and analysis set forth herein reflects our executive compensation for the year ended December 31, 2022.
Introduction
In this compensation discussion and analysis, we discuss our compensation program, including our compensation philosophy and objectives and each component of compensation for our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers as of the end of the fiscal year ended December 31, 2022 (collectively, the “named executive officers”).
The base salary for our named executive officers for fiscal year 2022 was determined by the Compensation Committee and recommended to our Board for final approval, which occurred in December 2021. The annual performance-based incentive compensation paid to our named executive officers for fiscal year 2022 was determined by the Compensation Committee and approved by our Board in March 2023 based on our audited financial results for the year ended December 31, 2022.
Compensation Philosophy and Objectives
We strive to ensure that we are able to attract and retain talented employees and reward performance. We also believe that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual and long-term strategic goals. Accordingly, our Compensation Committee (and our Board, in ratifying the Compensation Committee’s determination) evaluates both performance and compensation to ensure that the compensation provided to key executives is fair and reasonable and that it remains competitive using a compilation of broad-based industry compensation studies. Additionally, the Compensation Committee has identified a group of peer companies in the same or similar industries, adjusted for our size and ownership model, against which we compare our executive compensation. To these ends, our Compensation Committee and Board have determined that our executive compensation program for our named executive officers should include base salary, annual performance-based incentive and long-term equity compensation that rewards performance as measured against established goals, and competitive health, dental and other benefits.
Overview of Compensation Program and Process
We have structured our compensation program to motivate the named executive officers to achieve the business goals set by us and to reward them for achieving such goals. In furtherance of these objectives, our Compensation Committee conducts an annual review of our total compensation program to achieve the following goals:
•align management and company shareholder interests;
•enable the company to attract and retain key talent;
•reward executives for driving improvement in shareholder value; and
•provide market competitive total direct compensation as compared to peer group companies.
We believe that these goals reflect the importance of pay for performance by providing our named executive officers with an opportunity to earn compensation for above average performance. The compensation for each named executive officer includes (1) a base salary that we believe is competitive with salary levels for similarly situated executives of our peer companies, adjusted for our size and ownership model, (2) annual performance-based incentive compensation that is contingent upon achievement of specific corporate objectives and (3) long-term equity compensation.
Independent Compensation Consultant
In carrying out its responsibilities, our Compensation Committee retains and seeks the advice of compensation consultants that are independent of management. Since 2019, the Compensation Committee has engaged the services of Semler Brossy Consulting Group (“Semler Brossy”), an independent national compensation consulting firm, to advise the Committee regarding the Company’s executive compensation program, how the program compares to peer company compensation practices, and other executive compensation-related matters. Semler Brossy does not provide any other material services to the Company. The Compensation Committee has assessed the independence of Semler Brossy pursuant to the NYSE rules and concluded that Semler Brossy’s work for the Compensation Committee did not raise any conflicts of interest.
Use of Peer Group Data
In connection with its annual review of compensation elements and amounts for named executive officers, the Compensation Committee selected a company peer group for purposes of analyzing our compensation packages and comparing our pay practices and overall pay levels with other leading healthcare organizations when establishing our pay guidelines. Because the comparative compensation information we derive from our peer group is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. The peer group includes other U.S.-based publicly traded companies in related industries and prioritized companies that share similar business dynamics with us. The peer group for fiscal year 2022 included the following nineteen companies: STERIS plc, Hill-Rom Holdings, Inc., Healthcare Services Group, Inc., Premier, Inc., AdaptHealth Corp., R1 RCM Inc., ICU Medical, Inc., Masimo Corporation, Integer Holdings Corporation, CONMED Corporation, Merit Medical Systems, Inc., Omnicell, Inc., Haemonetics Corporation, Invacare Corporation, Varex Imaging Corporation, Avanos Medical, Inc., Natus Medical Incorporated, Stericycle, Inc. and Sotera Health Company. To assist the Compensation Committee in its review of executive compensation, Semler Brossy conducted an assessment for our Compensation Committee and recommended certain changes to our existing peer group for purposes of evaluating executive officer compensation in August 2022. Based on this review, our compensation consultants proposed two additions to further align our peer group within the healthcare industry (Integra LifeSciences Holdings Corporation and Nuvasive, Inc.) and one removal due to acquisitions (Hill-Rom Holdings, Inc.), resulting in a peer group of twenty companies for purposes of analyzing executive compensation in 2023.
The Compensation Committee expects to continue to review our peer group on an annual basis, considering changes in our size and business and the businesses of the companies in the peer group.
The Role of Management
The Compensation Committee reviews compensation elements and amounts for named executive officers on an annual basis, at the time of a promotion or other change in level of responsibilities and when competitive circumstances or business needs may require. The Compensation Committee also considers input from our Chief Executive Officer and Chief Financial Officer when setting financial objectives for our incentive plans. The Compensation Committee, in determining compensation, also considers input from our Chief Executive Officer, with the assistance of our Chief Human Resources Officer (for officers other than themselves) regarding recommendations for base salary, annual incentive targets and other compensation awards. The Compensation Committee gives significant weight to our Chief Executive Officer’s evaluation when assessing each of the other officers’ performance and determining appropriate compensation levels and incentive awards. The members of our Board (other than the Chief Executive Officer), meeting in executive session, determine the compensation of the Chief Executive Officer, including the Chief Executive Officer’s annual incentive targets.
Based on the above described evaluations, the Chief Executive Officer provided compensation recommendations to the Compensation Committee for executives other than himself based on this data and the other considerations mentioned in this compensation discussion and analysis. The Compensation Committee recommended a compensation package for our Chief Executive Officer and determined compensation packages for our other named executive officers that are consistent with our compensation philosophy.
2022 Executive Compensation Components
For fiscal 2022, the principal components of compensation for our named executive officers were base salary, annual performance-based incentive compensation and long-term equity compensation, each of which is addressed in greater detail below. Each named executive officer also has severance and/or change of control benefits and is eligible to participate in our long- term savings plan and the broad-based benefit and welfare plans that are available to our employees in general. In addition, the named executive officers were eligible to receive equity awards. Our Compensation Committee considers the equity awards in assessing each named executive officer’s compensation package and whether such package is consistent with our compensation program philosophy and objectives.
We do not have an established formula or target for allocating between cash and non-cash compensation or between short-term and long-term incentive compensation. Instead, our goal is to ensure that the levels and mix of compensation we pay is sufficient to attract and retain executive officers and to reward them for performance that meets the goals set by our Compensation Committee. For fiscal 2022, incentive-based compensation comprised the majority of the compensation awarded to our named executive officers.
Setting Executive Compensation
The Compensation Committee determines the total compensation for our named executive officers based on a consideration of the following factors:
•the scope of responsibility of each named executive officer;
•market data from peer group companies;
•an assessment of the positions of similarly situated executives within the peer group and internal comparisons to the compensation received by those executives;
•internal review of each named executive officer’s compensation, both individually and relative to other named executive officers;
•individual performance of each named executive officer, which is assessed based on factors such as fulfillment of job responsibilities, the financial and operating performance of the activities directed by each named executive officer, experience and criticality of the role;
•the total compensation paid to each named executive officer in past years (including long-term equity compensation awarded); and
•performance evaluations for each named executive officer.
Base Salary
We provide our named executive officers with a base salary to compensate them for services rendered. Salary levels are typically considered in December of each year as part of our performance review process and upon a promotion or other change in job responsibility. Merit-based increases to salaries of the named executive officers are based on the Compensation Committee’s assessment of the individual’s performance.
Base salary ranges are determined for each named executive officer based on such named executive officer’s position and responsibility and utilizing our Compensation Committee’s knowledge and expertise regarding the market, with reference to market data regarding peer group compensation compiled from public sources, compensation consultants and independent analysts. Base salary ranges are designed so that salary opportunities for a given position will be targeted at the midpoint of the base salary established for each range as determined by the Compensation Committee.
Goals and objectives for our senior management team include:
•delivering sustained above-market growth;
•pursuing acquisition targets that enhance our customer value proposition;
•delivering clear and measurable results for customers;
•evolving to become more strategic partners to customers;
•establishing Agiliti as a critical part of our nation’s healthcare system; and
•continuing to evolve our unique solution offering to meet and anticipate market demand.

Each of the named executive officers is expected to participate in the above activities, with particular emphasis on their areas of expertise. Thus, for the year ended December 31, 2022, Mr. Leonard’s responsibilities included emphasis areas in setting our strategy and direction; Mr. Pekarek had emphasis areas in controls, reporting, budgeting and capital attraction; in Mr. Boehning’s role as President, Mr. Boehning had emphasis areas in growth and revenue, operational excellence and customer service; Mr. Anbari had the emphasis areas of market development, growth and research; and Mr. Creviston had the emphasis areas of development and retention of talent and design and administration of compensation programs.

In connection with its annual review of compensation levels in December 2021, the Compensation Committee determined to increase the base salaries of Messrs. Leonard, Pekarek, Boehning, Anbari and Creviston. These increases reflected the increasing complexity of our business and the increased responsibilities these executives took on to meet growth objectives. These efforts included increased strategic partnership activity, product development, expanded geographic markets and design and delivery of more complex customer-focused service solutions. In particular, the Compensation Committee and the Board of Directors determined to increase the base salaries of Mr. Leonard from $850,000 to $950,000, Mr. Pekarek from $491,400 to $525,000, Mr. Boehning from $475,000 to $525,000, and Mr. Creviston from $331,145 to $364,260 in view of the company’s growth over the last fiscal year and the valuable individual contributions made by each named executive officer towards achievement of overall executive team objectives during this period including continued integration of multiple strategic acquisitions and significant expansion of product and service offerings. Mr. Anbari’s base salary was increased from $356,407 to $395,000 in connection with Mr. Anbari’s promotion to Senior Vice President of Strategy and Solution Management in July 2022. In December 2022, the Compensation Committee completed its annual review of compensation levels for named executive officer and the Board of Directors determined to set the base salaries of our named executive officers for 2023 as follows:

Named Executive Officer	2023 Salary	Salary Increase (%)
Thomas J. Leonard	$978,500	3%
James B. Pekarek	$541,000	3%
Thomas W. Boehning(1)	$540,750	3%
David L. Anbari	$407,000	3%
Robert L. Creviston	$380,000	4%
_______________________
(1)Mr. Boehning’s base salary was increased to $978,500 in connection with Mr. Boehning’s appointment as Chief Executive Officer in March 2023.
Annual Performance-Based Incentive Compensation
The annual performance-based incentive compensation component is offered through the Executive Incentive Program (the “EIP”), an annual cash incentive program that provides our executive officers with an opportunity to earn annual incentive awards based on our financial performance. Under the EIP, our named executive officers can earn incentive awards that are based on a percentage of base salary, with the percentage for Messrs. Leonard, Pekarek and Boehning, as specified in their respective employment agreements and for Messrs. Anbari and Creviston set at a level the Compensation Committee has determined is consistent with such officer’s level of accountability and impact on our operations. In setting this percentage of base salary, the Compensation Committee also considers the incentive compensation paid to executives in the peer group. The 2022 EIP targets for each of our named executive officers were as follows:

Named Executive Officer	2022 Executive Incentive Plan Target as a Percentage of 2022 Base Salary
Thomas J. Leonard	100%
James B. Pekarek	70%
Thomas W. Boehning(1)	80%
David L. Anbari	70%
Robert L. Creviston	65%
_______________________
(1)Mr. Boehning’s 2023 EIP target was increased to 100% of Mr. Boehning’s 2023 base salary in connection with Mr. Boehning’s appointment as Chief Executive Officer in March 2023.
The corporate financial performance objectives under the EIP relate to total revenue and Adjusted EBITDA, defined as earnings attributable to Agiliti Health before interest expense, income taxes, depreciation and amortization and excluding non-cash share-based compensation expense, management, board and other nonrecurring gain, expenses or loss. The threshold levels for achievement of the corporate financial objectives and the annual performance matrix for payment of awards under the EIP are determined by the Compensation Committee. In December 2021, the threshold levels for achievement of the corporate financial objectives for 2022 EIP awards were determined by our Compensation Committee. Our named executive officers’ eligibility to earn an incentive award is based on our achievement of those corporate financial objectives for the current year, calculated by comparing actual and target revenue and Adjusted EBITDA for that fiscal year.
Performance Targets and Awards
The Compensation Committee develops an annual performance matrix that assigns a performance target between 0 and 200% based on performance relative to certain established metrics achieved during the fiscal year. For fiscal 2022, the Board established a defined revenue target of $1.235 million and a defined Adjusted EBITDA target of $318 million. The Compensation Committee believes that by using these financial metrics, the Company is encouraging profitable growth and operational excellence for the Company and its shareholders. The Compensation Committee further believes that the financial metrics should measure comparable operating performance, as those measures provide a clearer view into the Company’s underlying performance. Consequently, the financial measures for defined revenue and defined Adjusted EBITDA exclude the effects of certain non-core items such as specific revenue streams related to certain customers and associated costs impacting comparability in our operating plan to facilitate year-to-year comparisons. As a result of the budgeted assumptions, performance reported in our audited financial statements may differ from performance against our EIP performance targets. In setting defined revenue and defined Adjusted EBITDA targets in the fourth quarter of 2021 for purposes of award amounts for 2022 performance under the EIP, the Company used “stretch” goals that were generally aggressive and represented internal financial and operational goals beyond the normal level of performance. The Company set these aggressive goals in an effort to motivate its officers to grow the Company and build shareholder value.
The matrix establishes a percentage achievement of zero to 200% based on our achievement of the defined Adjusted EBITDA target. The objective of the matrix is to provide significantly more weight to Adjusted EBITDA, allowing it to be the primary accelerator and decelerator while allowing revenue to be a modifier. Based on performance results from the year ended December 31, 2022, Adjusted EBITDA was weighted approximately 75%, while revenue was weighted approximately 25%. The following description of the matrix provides insight into how this functions by displaying deviations for various examples. While the performance matrix does range from zero to 200%, the performance matrix also provides that any achievement that falls below 50% earned on the performance matrix defaults to a 0% payout under the performance matrix. However, the Compensation Committee, in its discretion, may determine to apply its judgment to award a discretionary bonus.
The range used for the revenue target for 2022 was $1,185 million to $1,285 million and the range used for Adjusted EBITDA for 2022 was $304.5 million to $337.5 million. In general, the matrix is designed to stabilize near 100% for achievement that is plus or minus $6 million from the midpoint for defined Adjusted EBITDA and plus or minus $20 million from the midpoint for defined revenue. The matrix is designed to reward near- target achievement while minimizing volatility driven by unanticipated events that are outside of management’s control, such as seasonal or market-related fluctuations. Conversely, positive or negative achievement accelerates when outside of these bands, in line with the extraordinary nature, whether positive or negative, of such performance.
For fiscal 2022, the Compensation Committee reviewed our total revenue, as adjusted, and Adjusted EBITDA performance for the year ended December 31, 2022 ($1,121 million and $296.6 million, respectively) in accordance with the annual performance matrix and determined that the Company’s performance resulted in achievement below the threshold performance targets established under the 2022 EIP. The primary factors impacting our inability to achieve the total revenue and Adjusted EBITDA targets in 2022 were lower utilization of our medical equipment post-COVID and lower revenue associated with our renewed federal government contract.
Although the Company’s performance fell below the threshold level (50%) of achievement for each of the performance targets under the annual performance matrix, the Compensation Committee exercised its discretion to pay a bonus to named executive officers in recognition of the degree of difficulty in forecasting medical equipment utilization following an unprecedented global pandemic and uncertainty with respect to the timing of our contract with the federal government at the time the performance metrics were established and approved by the Compensation Committee in December 2021. The award was also intended to acknowledge the dedication of the Company’s employees and ensure retention of key employees.
In consideration of these factors, the Compensation Committee applied a 30% achievement level to the target EIP awards for our named executive officers and each named executive officer received the following amount for such named executive officer’s award: Mr. Leonard - $285,000, Mr. Pekarek - $110,259, Mr. Boehning - $126,000, Mr. Anbari - $75,517 and Mr. Creviston - $71,021. The award amounts for 2022 performance under the EIP were approved for the named executive officers by the Compensation Committee in March 2023 and paid at the end of March 2023. The 2022 EIP award amounts are reflected in the “Bonus” column of the Summary Compensation Table in view of the Compensation Committee’s use of discretion in making the awards.
Long-Term Equity Incentive Compensation
The Agiliti, Inc. 2018 Omnibus Incentive Plan (the “2018 Omnibus Incentive Plan”) was approved and became effective in January 2019. The purpose of the 2018 Omnibus Incentive Plan is to provide incentives that will attract, retain and motivate our high performing officers, directors, employees and consultants. The 2018 Omnibus Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards and other substitute awards, annual incentive awards and performance awards.
Upon effectiveness of the 2018 Omnibus Incentive Plan, approximately 75% of outstanding stock options provided under prior plans were terminated and exchanged for cash and the remaining 25% of the outstanding stock option awards were rolled over into fully-vested options to purchase our common stock subject to the same terms and conditions of the original awards and we determined that no future grants would be made under any prior plans. Disclosure regarding outstanding awards under the prior plans that were superseded by the 2018 Omnibus Incentive Plan are presented in the Outstanding Equity Awards Table.
In March 2022, we granted long-term incentive equity awards to our named executive officers under the 2018 Omnibus Incentive Plan, which are designed to grow the Company and build shareholder value. Similar to base salary determinations, the aggregate target value of equity awards is determined for each named executive officer based on such named executive officer’s position and responsibility and utilizing our Compensation Committee’s knowledge and expertise regarding the market, with reference to market data regarding the Company’s peer group. For 2022, the Compensation Committee determined that our named executive officers would receive approximately one-third of their long-term incentive opportunity in performance restricted stock unit awards, one-third in stock options, and the remaining one-third in time- based restricted stock units, each granted pursuant to the 2018 Omnibus Incentive Plan. Options and time-based restricted stock units granted to the named executive officers during 2022 will vest in equal annual installments over three years on March 6th of each year. Performance restricted stock units granted under the 2018 Omnibus Incentive Plan for our named executive officers vest on the three-year anniversary of the grant date, subject to achievement of performance conditions described below.
The performance restricted stock unit awards granted in 2022 are eligible to vest at or between the threshold (50% of target) and maximum (200% of target) levels depending on achievement of the target cumulative Adjusted EBITDA over the 36-month period commencing on January 1, 2022 and ending on December 31, 2024, as further modified based upon the total shareholder return with respect to our common stock from January 1, 2022 until December 31, 2024, relative to the peer group of companies that comprise the S&P Healthcare & Services Index (“rTSR”). In particular, if rTSR is greater than or equal to the 75th percentile, vesting of the performance restricted stock unit awards increases by 25%, if rTSR is between 25th and 75th percentile, the performance restricted stock unit awards vest solely according to our achievement of target cumulative Adjusted EBITDA, and if rTSR is equal to or below the 25th percentile, vesting of the performance restricted stock unit awards decreases by 25%. If our rTSR is negative, overall vesting of the performance restricted stock unit awards is capped at 100%. There is not a discretionary component to the determination of target cumulative Adjusted EBITDA or rTSR for the performance restricted stock unit awards. The target cumulative Adjusted EBITDA and rTSR for the performance restricted stock unit awards granted in 2022 are based on our long-range operating plan and represent internal financial and operational goals.
Long-Term Savings Plan and Other Benefits
We have adopted a Long-Term Savings Plan, which is a tax-qualified retirement savings plan pursuant to which all employees, including the named executive officers, are able to contribute to the plan the lesser of up to 60% of their annual salary or the limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. We will match 50% of up to 6% of base pay that is contributed to the Long-Term Savings Plan, subject to the limits prescribed by the IRS, excluding any catch-up contributions. Matching contributions and any earnings on the matching contributions are vested in accordance with the following schedule:

Years of Service	Vesting Percentage

1	33%
2	66%
3	100%
Executive Deferred Compensation Plan
Our named executive officers, and certain other employees, may also participate in the Agiliti Executive Deferred Compensation Plan, as amended and restated effective December 3, 2018 (the “Executive Deferred Compensation Plan”). The Executive Deferred Compensation Plan allows our named executives officers to defer up to 60% of their base salary and up to 100% of their earnings under the EIP payable upon the occurrence of a specified future event or date. Investment options available under the Executive Deferred Compensation Plan mirror the investment options available under our Long-Term Savings Plan. None of our named executive officers have participated in the Executive Deferred Compensation Plan.
Severance and/or Change of Control Benefits
On January 4, 2019, we assumed the Agiliti Health Executive Severance Pay Plan, which provides for severance benefits for certain of our senior executive officers, including Messrs. Anbari and Creviston. In addition, the employment agreements with Messrs. Leonard, Pekarek, and Boehning, provided for severance and/or change of control benefits. Severance and/or change in control benefits are meant to serve several purposes and are designed to:
•aid in the attraction and retention of executives;
•keep the executives focused on running the business and impartial and objective when confronted with transactions that could result in a change of control; and
•encourage our executives to act in the best interest of our shareholders in evaluating transactions.
Additionally, pursuant to Mr. Leonard’s employment agreement, Mr. Leonard agreed to be subject to two-year noncompetition and two-year non-solicitation covenants. Pursuant to their employment agreements, Messrs. Pekarek and Boehning agreed to be subject to one-year noncompetition and one-year non-solicitation covenants.
For a detailed discussion of the foregoing as of December 31, 2022, please refer to the caption “Potential Payments Upon Termination or Change in Control” below.
Other Benefits
Our named executive officers are eligible to participate in the same broad-based benefit and welfare plans that are made available to our employees in general.
Compensation Arrangements Post-Fiscal Year 2022
Chief Executive Officer Transition
On January 9, 2023, the Company announced that Mr. Leonard notified the Chairman of the Board of Mr. Leonard’s decision to retire and resign from his position as Chief Executive Officer effective as of March 10, 2023 (the “Resignation Date”). Subsequent to the Resignation Date, Mr. Leonard will remain employed by the Company in an advisory role though March 31, 2023 (the “Transition Date”). Mr. Leonard will continue to serve as a member of the Board.
Mr. Leonard’s Transition Agreement
On January 6, 2023 (the “Effective Date”), Mr. Leonard and the Company entered into a Transition Agreement (the “Transition Agreement”), pursuant to which, from the Effective Date through the Transition Date, Mr. Leonard will (i)

continue to receive Mr. Leonard’s current annualized base salary as provided pursuant to Mr. Leonard’s Employment Agreement, dated March 5, 2019, by and between Mr. Leonard and the Company (the “Employment Agreement”), (ii) be eligible to receive an annual bonus with respect to the 2022 fiscal year in an amount determined based on the criteria set forth in the Company’s annual bonus plan and payable in a lump sum at the same time as other executives of the Company (iii) continue to vest in Mr. Leonard’s equity awards that are outstanding as of the Effective Date pursuant to the terms of the applicable award agreements and (iv) subject to Mr. Leonard’s execution of a release of claims, be eligible to receive a pro-rata annual bonus at target performance for the portion of the 2023 fiscal year that has elapsed prior to the Resignation Date, payable in a lump sum on the Transition Date. Additionally, during the portion, if any, of the period between the Transition Date and December 31, 2023 in which Mr. Leonard is eligible to and elects to continue coverage for Mr. Leonard and Mr. Leonard’s eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Company shall, at its option, pay or reimburse Mr. Leonard on a monthly basis or the difference between the amount Mr. Leonard pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans.
On the Resignation Date, provided that Mr. Leonard executes the release of claims attached to the Transition Agreement, Mr. Leonard will receive the orderly transition benefits set forth in the Employment Agreement (the “Orderly Transition Benefits”) and further described below under the caption “Employment Agreements of Thomas J. Leonard, James B. Pekarek and Thomas W. Boehning - Payments Made Upon a Transition Plan”). The Orderly Transition Benefits include (i) the vesting on the Resignation Date of any of Mr. Leonard’s stock options that are scheduled to vest in the 24 months following the Resignation Date and (ii) deemed satisfaction of the time vesting component of all outstanding performance restricted stock units (“PRSUs”) held by Mr. Leonard with respect to a pro-rated portion of the PRSUs based on (A) the number of days Mr. Leonard would have provided services during the applicable performance period if Mr. Leonard had continued to provide services to the Company through the second anniversary of the Resignation Date in comparison to (B) the total number of days in the applicable performance period. Those PRSU awards will remain subject to achievement of the applicable performance metrics.
In addition, as of and following the Transition Date, Mr. Leonard will also be entitled to receive the same cash and equity compensation provided to other non-employee directors of the Board for Mr. Leonard’s service as a non-employee director.
The Transition Agreement also provides for customary restrictive covenants with a restricted period of two years, commencing on the date on which Mr. Leonard’s service as a non-employee director of the Board terminates, including a non-solicitation of employees, a non-compete and an indefinite non-disclosure provision.
Appointment of Mr. Boehning as Chief Executive Officer
On January 6, 2023, the Board appointed Mr. Boehning to succeed Mr. Leonard as Chief Executive Officer effective as of the Resignation Date. In addition, the Board approved, that effective as of the Resignation Date, the size of the Board will be increased without any further action and appointed Mr. Boehning as a Class III director effective as of such date.
Mr. Boehning’s Amended and Restated Employment Agreement
In connection with Mr. Boehning’s appointment as Chief Executive Officer, Mr. Boehning and the Company entered into an Amended and Restated Employment Agreement, effective as of January 10, 2023, (the “A&R Employment Agreement”), which will replace Mr. Boehning’s current employment agreement with the Company as of such date.
Pursuant to the A&R Employment Agreement, Mr. Boehning is entitled to receive an annualized base salary of $978,500, subject to such increases, if any, as may be determined from time to time in the sole discretion of the Board. Additionally, Mr. Boehning will be eligible to earn an annual bonus of 100% of Mr. Boehning’s base salary, based upon Mr. Boehning’s achievement and the Company’s achievement of annual performance targets established by the Board at the beginning of each such calendar year. In addition, Mr. Boehning will be eligible to receive annual awards under the 2018 Omnibus Incentive Plan, or such other equity incentive plan of the Company as may be in effect from time to time, with such amounts and on such terms and conditions as the Board or a committee thereof shall determine, and subject to the terms and provisions of the incentive plan as in effect and the award agreements evidencing such awards.

In the event Mr. Boehning’s employment is terminated by the Company without Cause (as defined in the A&R Employment Agreement) or by Mr. Boehning for Good Reason (as defined in the A&R Employment Agreement) (in each case, other than due to death or disability), then Mr. Boehning will be entitled to:
•the “Accrued Benefits” which include:
◦payment of Mr. Boehning’s accrued and unpaid base salary;
◦payment for any accrued but unused vacation days;
◦payment of any earned but unpaid annual bonus with respect to the year prior to the year of termination;
◦reimbursement of out-of-pocket expenses accrued in connection with the performance of Mr. Boehning’s duties under Mr. Boehning’s A&R Employment Agreement, in each case of the payments above, accrued through the date of termination; and
◦all other accrued amounts or accrued benefits due to Mr. Boehning in accordance with the Company’s benefit plans, programs or policies (other than severance);
•a lump-sum payment equal to a pro-rata portion of Mr. Boehning’s annual bonus for the year of termination (the “Pro-Rata Bonus”);
•immediate vesting as of the date of termination of any options and restricted stock units that would have otherwise vested during the 12 months following such termination of employment (or, if Mr. Boehning’s termination of employment occurs on or within one year after a Change in Control, immediate vesting as of the date of termination of all such awards); and
•performance restricted stock units will vest based on actual performance through the date of termination and projected performance from such date of termination through the end of the applicable performance period, with the shares earned pursuant to such performance restricted stock units prorated based on the number of days Mr. Boehning would have been employed during the performance period if Mr. Boehning had remained employed through the first anniversary of the date of termination in comparison to the total number of days in the performance period or, if Mr. Boehning’s termination of employment occurs on or within one year after a Change in Control, such awards will vest based on the greater of (A) actual performance as of the Change in Control, as determined by the compensation committee in its sole discretion, and (B) target performance.

In the event that the termination occurs prior to a Change in Control or more than two years after a Change in Control, then Mr. Boehning will also be entitled to:

•an amount equal to the sum of (A) 12 months of Mr. Boehning’s base salary and (B) Mr. Boehning’s target bonus opportunity for the year of termination, payable in substantially equal installments over the 12-month period following the date of termination; and
•a lump sum payment equivalent to the amount the COBRA premium would be for Mr. Boehning’s health coverage prior to the termination (for Mr. Boehning and Mr. Boehning’s family, to the extent applicable) multiplied by 12.

If Mr. Boehning’s termination occurs on or within two years after a Change in Control, then Mr. Boehning also will be entitled to:

•an amount equal to the sum of (A) 24 months of Mr. Boehning’s base salary and (B) two times Mr. Boehning’s target bonus opportunity for the year of termination, payable in a lump sum; and
•a lump sum payment equivalent to the amount the COBRA premium would be for Mr. Boehning’s health coverage prior to the termination (for Mr. Boehning and Mr. Boehning’s family, to the extent applicable) multiplied by 24.

In the event Mr. Boehning’s employment is terminated by the Company with Cause or by Mr. Boehning without Good Reason (in each case, other than due to death or disability), then Mr. Boehning will be entitled to the Accrued Benefits.
In the event Mr. Boehning’s employment is terminated by the Company due to Mr. Boehning’s death or disability, then Mr. Boehning will be entitled to:
•an amount equal to the sum of 12 months of Mr. Boehning’s base salary in effect immediately prior to Mr. Boehning’s termination;
•the Pro-Rata Bonus; and
•the Accrued Benefits.

Payment of the foregoing benefits in each case is conditioned upon Mr. Boehning’s compliance with Mr. Boehning’s ongoing obligations to the Company and timely execution of required agreements as specified in the A&R Employment Agreement. The A&R Employment Agreement provides for customary restrictive covenants with a restricted period of two years commencing on the date of Mr. Boehning’s termination of employment with the Company, including a non-solicitation of employees, a non-compete and an indefinite non-disclosure and non-disparagement provision.
Chief Financial Officer Retention Bonus
On March 1, 2023, the Company awarded a cash bonus of $1,500,000 to Mr. Pekarek (the “Retention Bonus”) in recognition of Mr. Pekarek’s contributions to the Company. The Retention Bonus is payable subject to Mr. Pekarek’s continued employment with the Company through March 31, 2024 (the “Bonus Date”), and contingent on the satisfaction of certain performance conditions, including Mr. Pekarek’s (i) assisting in the onboarding of the Company’s new Chief Executive Officer, (ii) successfully integrating recent acquisitions and (iii) providing executive oversight and sponsorship of the Company’s Sarbanes-Oxley Act compliance program.

Mr. Pekarek’s Retention Bonus will be forfeited in the event Mr. Pekarek resigns or Mr. Pekarek’s employment with the Company terminates for any reason other than a termination by the Company without Cause (as defined in Mr. Pekarek’s employment agreement with the Company) prior to the Bonus Date. In the event Mr. Pekarek’s employment is terminated by the Company without Cause, the Retention Bonus will be paid within 60 days of such termination, subject to Mr. Pekarek’s execution of a release of claims in a form acceptable to the Company.
Other Compensation and Equity-Related Policies
Stock Ownership Guidelines
To further align their interests with those of our shareholders the Compensation Committee recommended, and our Board approved, stock ownership guidelines for our executive officers. Under these guidelines, our NEOs are required to acquire and maintain shares of our common stock having a value equal to the following multiples of their annual base salaries, as applicable, following the completion of a five-year phase-in period:

Position	Required Stock Ownership
Chief Executive Officer	5x annual base salary
Chief Financial Officer	2x annual base salary
President	2x annual base salary
Executive and Senior Vice Presidents	1x annual base salary
As of December 31, 2022, all NEOs satisfied these requirements.
Clawback Policy

Our Board has adopted a clawback policy that sets out the terms under which we may seek to recover incentive compensation from our executive officers. The policy allows the Company to recoup incentive compensation, including both cash bonuses and equity awards, that is paid to an executive and it is subsequently determined that such compensation would not have been earned had such compensation been calculated on the basis of restated financial results if the Board determines the restatement was the result of material noncompliance with financial reporting requirements under the federal securities laws. The Board will apply a three-year lookback period from the date of the restatement in applying any clawback of compensation, which may extend into the period following an executive’s employment with us. The Company is reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the clawback of incentive-based compensation and intends to amend its clawback policy, to the extent necessary, following the NYSE’s adoption of its final listing standards in accordance with the SEC clawback rules.

Tax and Accounting Implications
Deductibility of Executive Compensation
The Compensation Committee reviews and considers our deductibility of executive compensation. We believe that compensation paid under our EIP is generally deductible for federal income tax purposes. Section 280G of the IRS Code provides that companies may not deduct compensation paid in connection with a change of control that is treated as an excess parachute payment. In certain circumstances, the Compensation Committee may elect to approve compensation that is not fully deductible to ensure competitive levels of compensation for our executive officers. The Tax Act limited our deductibility to $1 million for named executive officers beginning after January 1, 2018.
Accounting for Share-Based Compensation
We account for our share-based compensation, namely stock options, restricted stock units and performance restricted stock units issued under the 2007 Stock Option Plan and the 2018 Omnibus Incentive Plan, as required by ASC Topic 718, “Compensation—Stock Compensation.”
Compensation expense related to service provided by our employees, including the named executive officers, is recognized in our Statements of Operations.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, the Compensation and Nominating Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the Annual Meeting.
The Compensation Committee:
Michael A. Bell (Chair)
Joshua M. Nelson
Megan M. Preiner
Diane B. Patrick
This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

Summary Compensation Table
The table below sets forth the total compensation awarded to, earned by or paid to the named executive officers for our 2022, 2021 and 2020 fiscal years, as applicable.

Name and Principal Position	Year	Salary $	Bonus $(1)	Option Awards $(2)	Stock Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	All Other Compensation $(5)	Total $
Thomas J. Leonard	2022	$950,001	$285,000	$1,491,133	$2,810,009	—	$20,207	$5,556,350
Chief Executive Officer and Director	2021	$851,644	—	$1,240,409	$2,416,680	$1,095,214	$28,755	$5,632,702
	2020	$782,693	—	$586,694	$1,666,665	$1,510,382	$8,650	$4,555,084

James B. Pekarek	2022	$525,000	$110,250	$350,000	$699,993	—	$6,953	$1,713,656
Executive Vice President and Chief Financial Officer	2021	$491,952	—	$336,296	$655,200	$442,855	$17,722	$1,944,025
	2020	$505,212	—	$166,328	$472,494	$682,104	$9,384	$1,835,522

Thomas W. Boehning	2022	$525,000	$126,000	$464,320	$875,010	—	$29,857	$2,248,427
President	2021	$475,822	—	$427,728	$833,336	$489,526	$22,015	$2,248,427
	2020	$447,596	—	$825,768	$1,379,169	$720,546	$5,755	$3,378,834

David L. Anbari	2022	$384,610	$75,517	$139,737	$263,318	—	$13,735	$876,917
Senior Vice President, Chief Strategy Officer	2021	$354,929	—	$83,834	$163,324	$177,510	$16,588	$796,185
	2020	$316,346	—	$227,728	$341,674	$252,083	$5,626	$1,143,457

Robert L. Creviston	2022	$364,260	$71,031	$128,863	$242,839	—	$25,869	$832,861
Executive Vice President.	2021	$331,145	—	$96,314	$187,656	$277,259	$7,330	$899,704
and Chief Human Resources Officer	2020	$341,707	—	$56,863	$161,535	$428,165	$8,481	$996,751
_______________________
(1)The amounts in the “Bonus” column reflect the grant of discretionary awards to the named executive officers by the Compensation amounts in the “Bonus” column reflect Committee as discussed in detail under the caption “Annual Performance-Based Incentive Compensation.”
(2)The amounts in the “Option Awards” column reflect the grant of option awards to the named executive officers under the 2018 Omnibus Incentive Plan. The amounts in the “Option Awards” column reflect the grant date fair value or incremental fair value, determined in accordance with ASC Topic 718, of awards granted pursuant to the 2007 Stock Option Plan or 2018 Omnibus Incentive Plan, as applicable. Assumptions used in the calculation of these amounts are included in Note 10, Share-Based Compensation to our audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2022.
(3)The amounts in the “Stock Awards” column reflect the grant of restricted stock unit and performance restricted stock unit awards to the named executive officers under the 2018 Omnibus Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 10, Share-Based Compensation to our audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2022. With respect to the performance restricted stock unit awards, the value of such awards at the grant date assuming that the highest level of performance conditions will be achieved for 2022 for Messrs. Leonard, Pekarek, Boehning, Anbari and Creviston is: $2,810,009, $699,993, $875,010, $263,318 and $242,839, respectively.
(4)The amounts in the “Non-Equity Incentive Plan Compensation” column reflect the cash awards to the named executive officers under the EIP which is discussed in detail under the caption “Annual Performance-Based Incentive Compensation.”
(5)For 2021, the amounts in the “All Other Compensation” column reflect our contributions for the named executive officers to the Long-Term Savings Plan, discussed in detail under the caption “Long-Term Savings Plan and Other Benefits,” credit to healthcare premiums and payments of $15,175, $12,641, and $10,520 for Messrs. Leonard, Boehning and Creviston, respectively, for reimbursement of travel expenses incurred by the named executive officer’s spouse or domestic partner in connection with attendance at a company-sponsored awards event.

2022 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards Number of Shares of Stock or Units (#) (4)	All other Option Awards Number of Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas J. Leonard	3/3/2022	$475,000	$950,000	$1,900,000	38,076	76,152	152,304	76,152	228,455	$18.45	$4,301,142
James B. Pekarek	3/3/2022	$183,750	$367,500	$735,000	9,485	18,970	37,940	18,970	56,911	$18.45	$1,017,453
Thomas W. Boehning	3/3/2022	$210,000	$420,000	$735,000	11,857	23,713	47,246	23.713	71,138	$18.45	$1,339,330
David L. Anbari	3/3/2022	$134,873	$269,746	$539,492	3,568	7,136	14,272	7,136	21,409	$18.45	$403,056
Robert L. Creviston	3/3/2022	$118,385	$236,769	$473,538	3,291	6,581	13,162	6,581	19,743	$18.45	$371,702
_______________________
(1)The amounts shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” reflect the threshold, target and maximum payment levels, respectively, under our EIP. The EIP awards, if earned, will be paid at or between the threshold (50% of target) and maximum (200% of target) levels depending on achievement of total revenue and Adjusted EBITDA targets for the year ended December 31, 2022.
(2)The amounts in the “Grant Date Fair Value of Stock Option Awards” column reflect the grant date fair value, determined in accordance with ASC Topic 718, of awards pursuant to the 2018 Omnibus Incentive Plan. Assumptions used in the calculation of these amounts are included in our audited consolidated financial statements. The value reflected for any performance-conditioned award is the value at the grant date based upon the probable outcome of the award.
(3)The amounts shown under “Estimated Future Payouts Under Equity Incentive Plan Awards” reflect performance restricted stock unit awards granted to the named executive officers during 2022 under the 2018 Omnibus Incentive Plan. The performance restricted stock units, if earned, will vest at or between the threshold (50% of target) and maximum (200% of target) levels depending on achievement of the target cumulative Adjusted EBITDA over the 36-month period commencing on January 1, 2022, and ending on December 31, 2024 as further modified based upon rTSR. The named executive officers are also entitled to an accrual of dividend equivalents, equal to the cash amount that would have been payable on the number of performance restricted stock units held by them as of the close of business on the record date for each declared dividend, which shall be credited to them as the equivalent amount of shares that could have been purchased as of the close of business on the dividend payment date. The accrued dividend equivalents will be payable when the performance restricted stock units on which such dividend equivalents were credited have become earned, vested and payable.
(4)Restricted stock units were granted to the named executive officers during 2022 under the 2018 Omnibus Incentive Plan, which will vest in equal installments over three years on the anniversaries of the grant date. The named executive officers are also entitled to an accrual of dividend equivalents, equal to the cash amount that would have been payable on the number of restricted stock units held by them as of the close of business on the record date for each declared dividend, which shall be credited to them as the equivalent amount of shares that could have been purchased as of the close of business on the dividend payment date. The accrued dividend equivalents will be payable when the restricted stock units on which such dividend equivalents were credited have become earned, vested and payable.
(5)Stock options were granted to the named executive officers during 2022 under the 2018 Omnibus Incentive Plan. The options vest in equal installments over three years on March 6, 2023, March 6, 2024 and March 6, 2025.

Outstanding Equity Awards at December 31, 2022

		OPTIONS AWARDS (1)				STOCK AWARDS (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Securities Underlying Unvested Restricted Stock Units	Market Value of Securities Underlying Unvested Restricted Stock Units (6)	Equity incentive plan awards: Number of Performance Restricted Stock Units that have not vested	Equity incentive plan awards: Market value of Performance Restricted Stock Units that have not vested ($) (6)
Thomas J. Leonard (4)	3/3/2022	—	228,455	$18.45	3/3/2032	76,152	$1,242,039	38,076	$621,020
Thomas J. Leonard (4)	4/22/2021	86,310	172,619	$14.00	4/22/2031	57,540	$938,477	172,620	$2,815,432
Thomas J. Leonard (4)	3/6/2020	202,020	101,010	$8.25	3/6/2030	33,670	$549,158	67,340	$1,098,315
Thomas J. Leonard (5)	3/6/2019	331,565	—	$6.27	3/6/2029	—	—	—	—
Thomas J. Leonard (3)	3/6/2019	559,516	186505	$6.27	3/6/2029	62,168	$1,013,960	—	—
Thomas J. Leonard (3)	1/4/2019	992,085	—	$2.13	11/4/2024	—	—	—	—

James B. Pekarek (4)	3/3/2022	—	56,911	$18.45	3/3/2032	18,970	$309,401	9,485	$154,700
James B. Pekarek (4)	4/22/2021	23,400	46,800	$14.00	4/22/2031	15,600	$254,436	46,800	$482,792
James B. Pekarek (4)	3/6/2020	57,273	28,636	$8.25	3/6/2030	9,545	$155,679	19,090	$311,358
James B. Pekarek (5)	3/6/2019	89,523	—	$6.27	3/6/2029	—	—	—	—
James B. Pekarek (3)	3/6/2019	201,426	67142	$6.27	3/6/2029	22,381	$365,034	—	—
James B. Pekarek (3)	1/4/2019	86,984	—	2.13	11/4/2024	—	—	—	—

Thomas W. Boehning (4)	3/3/2022	—	71,138	$18.45	3/3/2032	23,713	$386,759	11,857	$193,380
Thomas W. Boehning (4)	4/22/2021	29,762	59,524	$14.00	4/22/2031	19,841	$323,607	59,524	$970,836
Thomas W. Boehning (4)	3/6/2020	80,808	40,404	$8.25	3/6/2030	13,468	$219,663	26,936	$439,326
Thomas W. Boehning (5)	3/6/2020	129,546	129,545	$8.25	3/6/2030	43,182	$704,298	—	—

David L. Anbari (4)	3/3/2022	—	21,409	$18.45	3/3/2032	7136	$116,388	3,568	$58,194
David L. Anbari (4)	4/22/2021	5,833	11,667	$14.00	4/22/2031	3,889	$63,430	11,666	$190,272
David L. Anbari (4)	3/6/2020	14,141	7,071	$8.25	3/6/2030	2,357	$38,443	4,714	$76,885
David L. Anbari (5)	3/6/2020	40,909	40,909	$8.25	3/6/2030	13,636	$222,403	—	—

Robert L Creviston (4)	3/3/2022	—	19,743	$18.45	3/3/2032	6,581	$107,336	3,291	$53,668
Robert L Creviston (4)	4/22/2021	6702	13,403	$14.00	4/22/2031	4,468	$72,873	13,404	$218,619
Robert L Creviston (4)	3/6/2020	19,580	9,790	$8.25	3/6/2030	3,263	$53,220	6,526	$106,439
Robert L Creviston (4)	3/6/2019	31,352	—	$6.27	3/6/2029	—	—	—	—
Robert L Creviston (5)	3/6/2019	47,027	15,676	$6.27	3/6/2029	5,225	$85,220	—	—
_______________________
(1)Option awards granted under the 2018 Omnibus Incentive Plan and prior plans are discussed in detail under the caption “Long-Term Equity Incentive Compensation.” All of such unvested options are included in the “Number of Securities Underlying Unexercised Options Unexercisable” column.
(2)Stock awards granted under the 2018 Omnibus Incentive Plan are discussed in detail under the caption “Long-Term Equity Incentive Compensation”.
(3)These option award grants reflect the assumption and conversion of outstanding options under the 2007 Stock Option Plan by Agiliti in connection with its adoption of the 2018 Omnibus Incentive Plan.
(4)Options, restricted stock units and only those performance restricted stock units granted prior to 2021 under the 2018 Omnibus Incentive Plan for our named executive officers vest ratably over three years on the grant anniversary date. Performance restricted stock units granted in 2021 and 2022 are eligible to vest on the three-year anniversary of the grant date.
(5)Options and restricted stock units granted under the 2018 Omnibus Incentive Plan for our named executive officers vest ratably over four years on the grant anniversary date.
(6)This value is determined using a per share price of $16.31.

Option Exercises and Stock Vested During 2022
The following table shows information regarding the vesting of stock awards held by our NEOs during fiscal year 2022.

	OPTIONS AWARDS		STOCK AWARDS
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value realized on vesting ($) (3)
Thomas J. Leonard	137,606	$2,327,098	642,985	$12,902,489

James B. Pekarek	147,362	$2,475,626	192,698	$3,868,510

Thomas W. Boehning	—	—	120,443	$2,407,396

David L. Anbari	—	—	27,367	$547,656

Robert L. Creviston	32,016	$567,324	58,753	$1,179,832
_______________________
(1)The value realized on exercise of option awards reflects the difference between the closing market price of our common stock on the exercise date and the exercise price of the option multiplied by the number of shares vested upon exercise of the option.
(2)The number of shares acquired on vesting of stock awards reflects shares of common stock underlying restricted stock units and performance restricted stock units that (i) vested on January 4, 2022 and January 17, 2022 but for which settlement was deferred until April 23, 2022 in connection with our initial public offering and (ii) vested on March 6, 2022, in each case, in accordance with our 2018 Omnibus Incentive Plan.
(3)The value realized on vesting of stock awards reflects the closing price of our common stock on the vesting date multiplied by the number of shares vested.
2022 Nonqualified Deferred Compensation Table
The following table provides information for each of our named executive officers regarding the value of the shares underlying deferred vested restricted stock unit awards and performance restricted stock unit awards and the aggregate value of the shares underlying these awards as of December 31, 2022.

Name	Plan	Registrant Contributions in Last FY $(1)	Aggregate Balance at Last FYE $(2)
Thomas J. Leonard	Deferred Equity Award Settlement	$11,332,267	—
James B. Pekarek	Deferred Equity Award Settlement	$3,411,368	—
Thomas W. Boehning	Deferred Equity Award Settlement	$2,039,131	—
David L. Anbari	Deferred Equity Award Settlement	$469,054	—
Robert L Creviston	Deferred Equity Award Settlement	$1,042,776	—
_______________________
(1)These amounts reflect the fair market value of shares underlying deferred vested restricted stock unit awards and performance restricted stock unit awards on the vesting date.
(2)All shares underlying deferred vested restricted stock units and performance restricted stock units were settled on April 23, 2022. The amounts previously reported in the Stock Awards column of the Summary Compensation Table for the year of grant reflects the grant date, rather than the current value of the award. The amounts previously reported in the Summary Compensation Table were as follows for Messrs. Leonard, Pekarek, Boehning, Anbari and Creviston for 2022: $2,810,009, $699,993, $875,010, $263,318 and $242,839, respectively; for 2021: $2,416,680, $655,200, $833,336, $163,324 and $187,656, respectively; and for 2020: $1,666,665, $472,494, $1,379,169, $341,674 and $161,535, respectively.

Potential Payments upon Termination or Change in Control
Employment Agreements of Thomas J. Leonard, James B. Pekarek and Thomas W. Boehning
The following is a description of the payments that would have been made to Messrs. Leonard, Pekarek or Boehning pursuant to their respective employment agreements as in effect as of December 31, 2022 had any such named executive officer’s employment been terminated on December 31, 2022.
Payments Made Upon Death or Disability
In the event of death or disability, the executive or the executive’s legal representative would have received the following:
•12 months of the executive’s base salary in effect immediately prior to the executive’s death or disability;
•pro-rata bonus for the year of termination, based on the number of days the executive was employed during such year and based on objective actual performance through the date of termination, payable in a lump-sum on the next regularly scheduled payroll date after the general release of claims becomes effective and irrevocable (the “Payment Date”); and
•within ten days following such termination, payment of accrued and unpaid base salary, accrued but unused vacation days, earned and unpaid bonus for the calendar year ending prior to the date of termination, all other accrued amounts or benefits in accordance with the Company’s benefit plans and reimbursement for expenses.
Additionally, the executive would have received accrued vested benefits through any of our benefit plans, programs or policies (other than severance) at the times specified therein. “Disability” meant the executive is disabled within the meaning of our long-term disability policy then in effect.
Payments Made Upon Termination Without Cause or Resignation for Good Reason
If the executive’s employment would have been terminated without Cause or the executive resigned for Good Reason prior to a change in control or more than two years after a change in control, the executive would have received payments consisting of the following:
•12 months of the executive’s current base salary and 100% of the executive’s target bonus opportunity for the year of termination, which sum would have been payable during the 12 month period commencing on the date of termination in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time, provided that the first payment shall be made on the Payment Date; and
•within ten days following such termination, payment of accrued and unpaid base salary, accrued but unused vacation days, earned and unpaid bonus for the calendar year ending prior to the date of termination, all other accrued amounts or benefits in accordance with the Company’s benefit plans and reimbursement for expenses.
We also would have paid the executive an amount equal to the pro-rata portion of the executive’s annual bonus for the year of termination, based on the number of days the executive was employed during such year and based on objective actual performance through the date of termination (or the end of the month proceeding such termination if such performance is generally determined at the end of the month) payable in a lump-sum on the Payment Date. Additionally, the executive would have received a lump sum payment equivalent to the amount the COBRA premium would be for the executive’s health coverage prior to the termination (for the executive and the executive’s family to the extent applicable) multiplied by 12. Finally, the executive’s options and restricted stock units granted under the 2018 Omnibus Incentive Plan or any other equity plan or program that would have otherwise vested during the 12 months following such termination of employment would have vested in full immediately upon such termination of employment. Performance restricted stock units granted under the 2018 Omnibus Incentive Plan or any other equity plan or program would have vested based on actual performance through the date of the executive’s termination of employment and projected performance from the date immediately after the executive’s termination of employment through the end of the applicable performance period based on our then current operating budget, with the shares earned pursuant to such performance restricted stock units prorated based on the number of days the executive would have been employed during the performance period if the executive had remained employed through the first anniversary of the executive’s termination of employment in comparison to the total number of days in the performance period.
Under Messrs. Leonard, Pekarek and Boehning’s employment agreement in effect as of December 31, 2022, “Cause” meant:
•the commission by the executive of, or the executive’s indictment for (or pleading guilty or nolo contendere to) a felony or crime involving moral turpitude;
•the executive’s repeated failure or refusal to faithfully and diligently perform the usual and customary duties of the executive’s employment or to act in accordance with any lawful direction or order of our Board, which failure or refusal is not cured within 30 days after written notice thereof;
•the executive’s material breach of fiduciary duty;
•the executive’s theft, fraud, or dishonesty with regard to us or any of our affiliates or in connection with the executive’s duties;
•the executive’s material violation of our code of conduct or similar written policies;
•the executive’s willful misconduct unrelated to us or any of our affiliates having, or likely to have, a material negative impact on us or any of our affiliates (economically or reputationally);
•an act of gross negligence or willful misconduct by the executive that relates to our affairs or the affairs of any of our affiliates; or
•material breach by the executive of any of the provisions of the executive’s employment agreement.
Messrs. Leonard, Pekarek and Boehning would have had “Good Reason” for termination if, other than for Cause, any of the following occurred:
•we would have materially diminished the executive’s responsibilities, authorities or duties (provided that in the event of the executive’s disability, our appointment of an interim officer would not have constituted a diminution of the executive’s responsibilities, authorities or duties);
•we would have reduced the executive’s base salary or target bonus opportunity, other than in connection with an across-the-board reduction of base salary or target bonus opportunity applicable to substantially all of our senior executives;
•we would have relocated the executive’s place of employment by more than 50 miles; or
•for Mr. Leonard only, Mr. Leonard was no longer a member of the Board;
provided, that no event described above shall constitute Good Reason unless (A) the executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following the occurrence of such event, and (B) the executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by executive for Good Reason shall be effective on the day following the expiration of such cure period.
Payments Made Upon Termination for Cause or Resignation Without Good Reason
If we had terminated Messrs. Leonard, Pekarek or Boehning’s employment as of December 31, 2022 for Cause or the executive resigned without Good Reason, within ten days following such termination, the executive would have been entitled to receive the executive’s accrued and unpaid base salary, accrued but unused vacation days, earned and unpaid bonus for the calendar year ending prior to the date of termination, all other accrued amounts or benefits in accordance with the Company’s benefit plans and reimbursement for expenses, in each case, accrued through the date of termination. Additionally, if Messrs. Leonard, Pekarek or Boehning had resigned without Good Reason, the executive would have been entitled to an amount equal to the pro-rata portion of the executive’s annual bonus for the year of termination, based on the number of days the executive was employed during such year and based on objective actual performance through the date of termination (or the end of the month proceeding such termination if such performance is generally determined at the end of the month), payable in a lump-sum on the Payment Date.
Payments Made Upon Termination Without Cause or For Good Reason following a Change of Control
If Messrs. Leonard, Pekarek or Boehning’s employment would have been terminated without Cause or the executive resigned for Good Reason on or within two years after a change in control, the executive would have received the following:
•24 months of the executive’s current base salary and 200% of the executive’s target bonus opportunity for the year of termination, which sum would have been payable in lump sum on the Payment Date;
•within ten days following such termination, payment of accrued and unpaid base salary, accrued but unused vacation days, earned and unpaid bonus for the calendar year ending prior to the date of termination and reimbursement for expenses, in each case, accrued through the date of termination; and
•all other accrued amounts or accrued benefits in accordance with the Company’s benefit plans, programs or policies (other than severance).
We also would have paid the executive an amount equal to the pro-rata portion of the executive’s annual bonus for the year of termination, based on the number of days the executive was employed during such year and based on objective actual performance through the date of termination (or the end of the month proceeding such termination if such performance is generally determined at the end of the month), payable in a lump-sum on the Payment Date. Additionally, the executive would have received a lump sum payment equivalent to the amount the monthly COBRA premium would be for the executive’s health coverage prior to the termination (for executive and the executive’s family, to the extent applicable) multiplied by 24. Finally, executive’s options and restricted stock units granted under the 2018 Omnibus Incentive Plan or any other equity plan or program that would have otherwise vested during the 12 months following such termination of employment would have vested in full immediately upon such termination of employment. Performance restricted stock units granted under the 2018 Omnibus Incentive Plan or any other equity plan or program that would have vested based on actual performance through the date of executive’s termination of employment and projected performance from the date immediately after executive’s termination of employment through the end of the applicable performance period based on the then current operating budget of the Company, with the shares earned pursuant to such performance restricted stock units prorated based on the number of days executive would have been employed during the performance period if executive had remained employed through the first anniversary of the executive’s termination of employment in comparison to the total number of days in the performance period.
Under Messrs. Leonard, Pekarek and Boehning’s employment agreements in effect as of December 31, 2022, “Change in Control” meant the occurrence, in a single transaction or in a series of related transactions, of any of the following events:
•any individual, entity or group has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then-outstanding shares or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;
•individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (other than any individual whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors);
•consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company, in each case, unless, following such business combination, (A) all of substantially all of the individuals and entities that were the beneficial owners of the outstanding company common stock and outstanding company voting securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities, as the case may be, of the corporation or entity resulting from such business combination in substantially the same proportions as their ownership, immediately prior to such business combination of the outstanding company common stock and outstanding company voting securities, as the case may be, (B) no person beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation or equity of the entity resulting from such business combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, and (C) at least a majority of the members of the Board were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, proving for such business combination; or
•immediately prior to the complete liquidation or dissolution of the Company.
Payments Made Upon a Transition Plan
If Mr. Leonard’s employment would have been terminated in accordance with an orderly transition plan coordinated by the Board, Mr. Leonard would have received, in addition to the payments Mr. Leonard would have been entitled to upon termination without cause, resignation for good reason or upon a change in control, Mr. Leonard’s options and restricted stock units granted under the 2018 Omnibus Incentive Plan or any other equity plan or program that would have otherwise vested during the 24 months following such termination of employment would have vested in full immediately upon such termination of employment. Performance restricted stock units granted under the 2018 Omnibus Incentive Plan or any other equity plan or program would vest based on actual performance through the date of Mr. Leonard’s termination of employment and projected performance from the date immediately after Mr. Leonard’s termination of employment through the end of the applicable performance period based on the then current operating budget of the Company, with the shares earned pursuant to such performance restricted stock units prorated based on the number of days Mr. Leonard would have been employed during the performance period if Mr. Leonard had remained employed through the second anniversary of Mr. Leonard’s termination of employment in comparison to the total number of days in the performance period.
Executive Severance Pay Plan
On November 2, 2016, the Company amended its Executive Severance Pay Plan, previously adopted on June 1, 2007 and amended on December 31, 2008 to comply with Section 409A of the Code. This disclosure is qualified in its entirety by reference to the Amended Executive Severance Pay Plan.

Executives covered by the Executive Severance Pay Plan include Messrs. Anbari and Creviston. The terms of the Executive Severance Pay Plan, as they relate to the possible payments upon the terminations of the aforementioned named executive officers, are summarized below. The amounts shown assume that termination would have been effective as of December 31, 2022, include amounts earned through that date and are estimates of the amounts which would have been paid out to the named executive officer upon such named executive officer’s termination. The actual amounts paid can only be determined at the time of the named executive officer’s separation from us.
Payments Made upon Certain Involuntary Terminations
In the event of termination of employment without Cause, by the executive with Good Reason or due to the death or disability of the executive, provided that the executive or the executive’s designee signed the General Release within 45 days of the date of termination, the executive or the executive’s designee would have received the following:
•current salary on a bi-weekly payment schedule for the 12-month period following termination (“Severance Period”);
•lump payment COBRA benefits; and
•pro-rated bonus for the then-current fiscal year, calculated at the executive officer’s individual bonus target and pro-rated based upon the number of days the executive officer was actually employed that year, payable in a single lump sum payment on the 61st day following the date of termination.
The first payments would have been made as soon as practicable following the effectiveness of the General Release and would have included any such payment(s) that otherwise would have been made prior to the time the General Release was effective. “General Release” meant a written release of all claims against us and our affiliates in the form presented by us, which includes confidentiality, non-competition, non-solicitation and no-hire provisions.
The Executive Severance Pay Plan does not provide for additional benefits to Mr. Anbari or Mr. Creviston if their termination of employment is in connection with a change of control of the Company. In the event of termination of employment for Cause or voluntary resignation except for Good Reason, no severance benefits would have been payable.

Under the Executive Pay Severance Plan, as in effect on December 31, 2022, Cause, Disability and Good Reason meant the following:
“Cause” meant:
•the executive’s continued failure, whether willful, intentional, or grossly negligent, after written notice, to perform substantially the executive’s duties (the “duties”) as determined by the executive’s immediate supervisor, the Chief Executive Officer, or a senior vice president (other than as a result of a disability);
•the executive’s dishonesty or fraud in the performance of the executive’s duties or a material breach by the executive of the executive’s duty of loyalty to us or our subsidiaries;
•conviction or confession by the executive of an act or acts on the executive’s part constituting a felony under the laws of the United States or any state thereof or any misdemeanor by the executive which materially impairs such executive’s ability to perform the executive’s duties;
•any willful act or omission on the executive’s part which is materially injurious to our financial condition or business reputation or that of any of our subsidiaries; or
•any breach by the executive of any non-competition, non-solicitation, non-disclosure or confidentiality agreement applicable to the executive.
“Disability” meant the executive’s inability to perform the essential functions of the executive’s position for a period of at least six months due to illness or accident after being provided with any reasonable accommodation or leave the Company may be obligated by law to provide.
“Good Reason” meant that, other than for Cause, any of the events set forth in the bullets below would have occurred, the executive notified us in writing of such event; within 30 days of such event, we failed to cure the event within 60 days of receiving such notice; and the executive terminated employment no later than 90 days after providing such notice:
•the executive was demoted, as evidenced by a material reduction or reassignment of the executive’s duties (per the executive’s job description), provided, however, that any change in the executive’s position constituting a lateral move or promotion would not have been deemed to give rise to Good Reason unless the executive was required to relocate pursuant to the third bullet below;
•the executive’s base salary was materially reduced other than in connection with an across-the-board reduction of approximately the same percentage in executive compensation to employees imposed by our Board in response to negative financial results or other adverse circumstances affecting us; or
•we required the executive to relocate in excess of 50 miles from the location where the executive was then- currently employed.
Treatment of Equity Awards

Pursuant to the award agreements with each of our named executive officers for the stock option awards, restricted stock units and performance restricted stock units granted under the 2018 Omnibus Incentive Plan, upon termination of employment of a named executive officer by the Company without cause or by the executive with good reason within one year following a Change in Control, all outstanding stock option awards would have been exercisable, all outstanding restricted stock units would have vested in full and all outstanding performance restricted stock units would have vested in full with performance determined based on actual performance through the Change in Control, plus projected performance from the date immediately after the Change in Control through the end of the applicable performance period based on the then current operating budget of the Company.
Under the 2018 Omnibus Incentive Plan, “Change in Control” meant the occurrence, in a single transaction or in a series of related transactions, of any of the following events:
•any individual, entity or group has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then-outstanding shares or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors;

•individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (other than any individual whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors);
•consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company, in each case, unless, following such business combination, (A) all of substantially all of the individuals and entities that were the beneficial owners of the outstanding company common stock and outstanding company voting securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities, as the case may be, of the corporation or entity resulting from such business combination in substantially the same proportions as their ownership, immediately prior to such business combination of the outstanding company common stock and outstanding company voting securities, as the case may be, (B) no person beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation or equity of the entity resulting from such business combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, and (C) at least a majority of the members of the Board were members of the incumbent board at the time of the execution of the initial agreement, or of the action of the Board, proving for such business combination; or
•immediately prior to the complete liquidation or dissolution of the Company.

The following table provides a summary of the potential payments to each of the named executive officers in connection with certain termination events or upon a change of control of the Company.

Named Executive Officer	Death or Disability	Voluntary Termination (Without Good Reason)	For Good Reason or Without Cause Termination	Change of Control Related Termination (1)
Thomas J. Leonard:
Cash Severance (2)	$950,000	—	$1,900,000	$3,800,000
Pro-Rata Bonus (3)	$285,000	$285,000	$285,000	$285,000
Health & Welfare Benefits	—	—	$22,419	$44,838
Stock Options (4)	—	—	$1,013,514	$3,085,401
Restricted Stock Units (5)	—	—	$1,432,409	$3,743,634
Performance Restricted Stock Units (6)	—	—	$549,158	$3,198,913
Total	$1,235,000	$285,000	$5,202,501	$14,157,786

James B. Pekarek:
Cash Severance (2)	$525,000	—	$892,500	$1,785,000
Pro-Rata Bonus (3)	$442,855	$110,250	$110,250	$110,250
Health & Welfare Benefits	—	—	$20,262	$40,524
Stock Options (4)	—	—	$284,260	$1,013,020
Restricted Stock Units (5)	—	—	$386,025	$1,084,550
Performance Restricted Stock Units (6)	—	—	$155,679	$846,734
Total	$635,250	$110,250	$1,849,576	$4,880,077

Thomas W. Boehning
Cash Severance (2)	$525,000	—	$945,000	$1,890,000
Pro-Rata Bonus (3)	$126,000	$126,000	$126,000	$126,000
Health & Welfare Benefits	—	—	$20,902	$41,804
Stock Options (4)	—	—	$394,406	$1,507,289
Restricted Stock Units (5)	—	—	$510,373	$1,634,327
Performance Restricted Stock Units (6)	—	—	$219,663	$1,019,840
Total	$651,000	$126,000	$2,216,344	$6,219,261

David L. Anbari
Cash Severance (2)	$395,000	—	$395,000	$395,000
Pro-Rata Bonus (3)	$269,746	—	$269,746	$269,746
Health & Welfare Benefits	$11,350	—	$11,350	$11,350
Outplacement Services (as determined by the Company)	$12,000	—	$12,000	$12,000
Stock Options (4)	—	—	—	$413,670
Restricted Stock Units (5)	—	—	—	$440,664
Performance Restricted Stock Units (6)	—	—	—	$249,967
Total	$688,096	—	$688,096	$1,792,396

Robert L. Creviston
Cash Severance (2)	$364,260	—	$364,260	$364,260
Pro-Rata Bonus (3)	$236,769	—	$236,769	$236,769
Health & Welfare Benefits	$11,350	—	$11,350	$11,350
Outplacement Services (as determined by the Company)	$12,000	—	$12,000	$12,000
Stock Options (4)	—	—	—	$267,255
Restricted Stock Units (5)	—	—	—	$318,648
Performance Restricted Stock Units (6)	—	—	—	$269,865
Total	$624,379	—	$624,379	$1,480,148
_______________________
(1)Amounts in this column represent the potential payments upon a termination of employment without Cause or a termination with Good Reason on or within the two year period following a Change of Control; provided, however, that the amounts representing the value of accelerated vesting of stock options, restricted stock units and performance restricted stock units awarded prior to our initial public offering in April 2021 would have been payable upon a Change in Control (as defined under the 2018 Omnibus Incentive Plan) regardless of whether the named executive officer’s employment was terminated in connection with such Change in Control.

(2)This row represents the value of 12 months of base salary for the applicable named executive officer.
(3)With respect to Messrs. Leonard, Pekarek and Boehning, this row represents the value of the annual bonus payable under the EIP based on actual results for 2022 and, with respect to Messrs. Anbari and Creviston, this row represents the target value of the annual bonus payable under the EIP.
(4)Represents the value of accelerated vesting of stock options that were unvested as of December 31, 2022, which is determined based on the difference between the exercise price of such options and the value of our common stock on December 31, 2022. Additionally, if Mr. Leonard’s employment were terminated in accordance with a transition plan coordinated by our Board, Mr. Leonard would have been entitled to accelerated vesting with respect to any stock options that would have otherwise vested during the 24 months following such termination of employment, and such accelerated vesting has a value of $ 3,085,401.
(5)Represents the value of accelerated vesting of restricted stock units that were unvested as of December 31, 2022, which is determined based on the value of our common stock on December 31, 2022. Additionally, if Mr. Leonard’s employment were terminated in accordance with a transition plan coordinated by our Board, Mr. Leonard is entitled to accelerated vesting with respect to any restricted stock units that would have otherwise vested during the 24 months following such termination of employment, such accelerated vesting has a value of $3,743,634.
(6)Represents the value of accelerated vesting of performance restricted stock units that were unvested at December 31, 2022, which is determined based on the value of our common stock on December 31, 2022. Additionally, if Mr. Leonard’s employment were terminated in accordance with a transition plan coordinated by our Board, Mr. Leonard would have been entitled to accelerated vesting with respect to any performance restricted stock units that would have otherwise vested prorated based on the ratio of the number of days Mr. Leonard would have been employed during the performance period if Mr. Leonard had remained employed through the second anniversary of Mr. Leonard’s termination of employment in comparison to the total number of days in the performance period, and such accelerated vesting has a value of $2,604,497.
Securities Authorized for Issuance under Equity Incentive Plans
The following table provides information as of December 31, 2022, regarding shares of our common stock that may be issued under our equity compensation plans, consisting of the 2018 Omnibus Incentive Plan, the 2007 Stock Option Plan and the ESPP.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders (1)	8,819,296	(2)	$5.46	9,112,266	(4)
_______________________
(1)The Company does not maintain any plans that are not approved by shareholders.
(2)Consists of shares underlying 1,771,144 restricted stock units, 649,280 performance restricted stock units and 4,715,312 options under our 2018 Omnibus Incentive Plan and 1,683,560 options under our 2007 Option Plan.
(3)As restricted stock units and performance restricted stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(4)Represents 7,423,852 shares available for issuance in connection with awards under the 2018 Omnibus Incentive Plan and 1,688,414 shares of common stock available for issuance under ESPP. No further awards will be made pursuant to the 2007 Option Plan. The number of shares of our common stock reserved for issuance under the 2018 Omnibus Incentive Plan is subject to an annual increase on January 1 of each calendar year, equal to the lesser of (a) 3% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares of common stock as is determined by the Board. The number of shares available for issuance under the ESPP is increased annually on January 1 of each calendar year by an amount equal to the lesser of (A) 0.5% of the shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board.

Director Compensation
Through December 31, 2022, we paid each of our directors’ cash compensation for their service as follows:

Position	Retainer ($)
Chairman of the Board	125,000
Board Member	75,000
Audit Committee:
Chairperson	25,000
Committee Member	12,000
Compensation Committee:
Chairperson	17,500
Committee Member	7,500
Nominating and Governance Committee:
Chairperson	15,000
Committee Member	6,000
Directors who were not independent did not receive compensation for services on the board of directors in 2022.

The non-employee directors who are employees of THL are not eligible to receive cash retainers or equity awards for their service on our board.
2022 Director Compensation Table
The table below summarizes the compensation paid by us to directors for the year ended December 31, 2022:

Director	Fees Earned or Paid in Cash ($)	Option Awards($)	Stock Awards ($) (1)	Total ($)
Thomas J. Leonard (2)	$—	$—	$—	$—
Michael A. Bell	$—	$—	$—	$—
Dr. Gary L. Gottlieb	$87,000	$—	$160,000	$247,000
Joshua M. Nelson	$—	$—	$—	$—
Megan M. Preiner	$—	$—	$—	$—
Scott M. Sperling	$—	$—	$—	$—
John L. Workman	$156,000	$—	$160,000	$316,000
Darren Friedman	$87,000	$—	$160,000	$247,000
Diane B. Patrick	$82,500	$—	$160,000	$242,500
Dr. C. Martin Harris (3)	$43,750	$—	$133,329	$177,079
_______________________
(1)This column reflects the aggregate grant date fair value of restricted stock units granted in 2022 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, Share-Based Compensation to our audited consolidated financial statements for the year ended December 31, 2022. included in our Form 10-K for the fiscal year ended December 31, 2022. The aggregate number of restricted stock units outstanding as of December 31, 2022 was as follows:

Name	Restricted Stock Units Outstanding
Dr. Gary L. Gottlieb	8,672
John L. Workman	8,672
Darren Friedman	8,672
Diane B. Patrick	8,672
Dr. C. Martin Harris	7,350
_______________________
(2)Compensation paid to Mr. Leonard in Mr. Leonard’s capacity as CEO is reported above in the Summary Compensation Table.
(3)Dr. Harris received prorated cash compensation and a prorated annual grant of restricted stock units in connection with appointment to the Board of Directors on May 18, 2022.

PAY VERSUS-PERFORMANCE TABLE AND DISCUSSION
The following table sets forth additional compensation information of our Principal Executive Officer (“PEO”) and our non-PEO named executive officers, or NEOs, along with total shareholder return, net income, and Adjusted EBITDA performance results for our fiscal years ending in 2021 and 2022:

Year(1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)s	Value of Initial $100 Investment Based on:		Net Income(5)	Adjusted EBITDA(6)
					Total Shareholder Return	Peer Group Total Shareholder Return(4)
2022	$5,556,350	($3,709,787)	$1,357,745	($607,358)	$117	$111	$30,443,000	$296,565,000
2021	$5,632,702	$22,283,157	$1,626,959	$5,546,216	$165	$115	$24,167,000	$330,682,000
(1)The Company completed its initial public offering in April 2021 and was not subject to Section 13(a) or 15(d) of the Exchange Act prior to that time.
(2)Thomas J. Leonard served as our CEO for the entirety of 2022 and 2021. The other NEOs for each year reported are as follows:
•2022 – James B. Pekarek, Thomas W. Boehning, David L. Anbari and Robert L. Creviston
•2021 – James B. Pekarek, Thomas W. Boehning, Bettyann Bird and Lee M. Neumann
(3)The SEC’s rules require certain adjustments be made to the “Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “Pay Versus Performance Table” above. For purposes of the equity award adjustments shown below, no equity awards were cancelled due to a failure to meet vesting conditions, no equity awards were granted and vested in the same year and no dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date were not otherwise included in the total compensation for the covered fiscal year. In calculating the “compensation actually paid” amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant. The following tables detail the applicable adjustments that were made to determine “compensation actually paid” (all amounts are averages for the named executive officers other than the CEO):
•Compensation Actually Paid to PEO:

Year	Summary Compensation Table Total for PEO ($)	Deduct Stock Awards ($)	Deduct Option Awards ($)	Equity Award Adjustment ($)	Compensation Actually Paid ($)
2022	$5,556,350	$2,810,009	$1,491,133	($4,964,994)	($3,709,787)
2021	$5,632,702	$2,416,680	$1,240,409	$20,307,544	$22,283,157
◦PEO Equity Award Adjustment:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
2022	$2,689,767	($4,684,932)	($2,969,829)	($4,964,994)
2021	$7,440,953	$12,274,333	$592,258	$20,307,544
•Average Compensation Actually Paid to Non-PEO NEOs:

Year	Summary Compensation Table Total for Non-PEOs ($)	Deduct Stock Awards ($)	Deduct Option Awards ($)	Equity Award Adjustment ($)	Compensation Actually Paid ($)
2022	$1,357,745	$520,290	$276,095	($1,168,718)	($607,358)
2021	$1,626,959	$525,469	$269,707	$4,714,433	$5,546,216

◦non-PEO NEO Equity Award Adjustment:

Year	Year End Fair Value of Equity Award	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Award Adjustments
2022	$498,029	($1,135,518)	($531,229)	($1,168,718)
2021	$1,617,918	$2,984,544	$111,971	$4,714,433
(4)The peer group Total Shareholder Return (TSR) represents TSR of the companies in the S&P 500 Healthcare & Services Index.
(5)Net income attributable to the Company is reflected as reported in the company’s consolidated financial statements included in our 2022 Annual Report on Form 10-K.
(6)We have selected Adjusted EBITDA as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link “compensation actually paid” to our NEOs to our performance for fiscal year 2022. Adjusted EBITDA is defined above under the caption “Annual Performance-Based Incentive Compensation” and is reflected as reported in the company’s consolidated financial statements included in our 2022 Annual Report on Form 10-K.”
Pay Versus Performance Comparative Disclosure
The Company uses several measures to reward achievement of our specific annual and long-term strategic goals, however, all of those performance measures are not presented in the Pay Versus Performance Table set forth above. The Company does not specifically align the Company’s performance measures with compensation that is actually paid (as calculated in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.

Compensation Actually Paid and Net Income
The SEC’s rules require that net income be presented as a performance measure in the Pay Versus Performance Table above. The graph below shows the relationship between compensation actually paid to our CEO (CAP) and the average of the compensation actually paid to our other NEOs and net income attributable to the Company over the two fiscal years ending December 31, 2022, as reported in the Company’s consolidated financial statements.
Compensation Actually Paid and Company TSR

The SEC’s rules require that TSR be presented as a performance measure in the Pay versus Performance Table above. The graph below shows the relationship between (1) compensation actually paid to our CEO (CAP) and the average of the compensation actually paid to our other NEOs and (2) our cumulative TSR, over the two fiscal years ending December 31, 2022.
Company TSR and Peer Group TSR

The SEC’s rules require that TSR be presented as a performance measure in the Pay versus Performance Table above. The graph below shows the relationship between (1) our cumulative TSR and (2) peer group TSR, over the two fiscal years ending December 31, 2022.

Compensation Actually Paid and Adjusted EBITDA

Adjusted EBITDA is one of the corporate financial performance objectives used to determine awards under our Annual Performance-Based Incentive Compensation Program. The graph below shows the relationship between (1) compensation actually paid (CAP) to our CEO and the average of the compensation actually paid to our other NEOs and (2) our Adjusted EBITDA over the two fiscal years ending December 31, 2022, as reported in the company’s consolidated financial statements.

Tabular List of Most Important Financial Performance Measures

The Compensation Committee and Board have determined that our executive compensation program for our named executive officers should include annual performance-based incentive and long-term equity compensation that rewards performance as measured against established goals. The Compensation Committee believes that by using these financial metrics, the Company is encouraging profitable growth and operational excellence for the Company and its stockholders. The Compensation Committee further believes that the financial metrics should measure comparable operating performance, as those measures provide a clearer view into the Company’s underlying performance. The Compensation Committee carefully monitors and selects the financial metrics used in the Company’s executive compensation programs each year. Set forth below are those metrics that the Company believes represent the most important financial performance measures used to link compensation actually paid to the named executive officers to Company performance for fiscal year 2022. The performance measures included in this table are not ranked by relative importance.

Most Important Financial Performance Measures

Adjusted EBITDA

Revenue

Relative Total Shareholder Return (rTSR)

PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer (“CEO”):
For 2022, our last completed fiscal year:
•the annual total compensation of the employee identified at the median of our Company (other than our CEO) was $52,248; and
•the annual total compensation of the CEO, as reported in the Summary Compensation Table, was $5,556,350.
Based on this information, for 2022, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was estimated to be 106 to 1.
The Company believes that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology we used was as follows:
•We determined that, as of December 31, 2022, our employee population consisted of approximately 5,849 individuals. We selected December 31, 2022, as the date upon which we would identify the “median employee” in order to provide pay ratio information as of the most recent date that is within the last three months of 2022.
•To identify the median compensated employee, we used a consistently applied compensation measure (“CACM”) defined as “earnings” which included aggregation of regular salary or regularly wages as reported on our payroll processing systems for 2022. Further, we annualized salary and wages for individuals not employed for a full year in 2022.
•We calculated the median employee’s annual total compensation for fiscal year 2022 in accordance with the SEC’s requirements governing preparation of the Summary Compensation Table.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company use the pay ratio measure in making compensation decisions.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•the related person’s relationship to us and interest in the transaction;
•the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
•the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
•the benefits to us of the proposed transaction;
•if applicable, the availability of other sources of comparable products or services; and
•an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

Related Party Transactions
Registration Rights Agreement
Agiliti is party to a registration rights agreement with THL Shareholder, Mr. Leonard and certain other holders, under which the parties thereto have been granted certain customary demand registration rights on short form and long form registration statements as well as “piggyback” registration rights, with respect to the shares of common stock of Agiliti, in each case subject to cutback provisions. The registration rights agreement does not contemplate the payment of penalties or liquidated damages to the shareholders party thereto as a result of a failure to register, or delays with respect to the registration of, Agiliti’s common stock.
Director Nomination Agreement
Agiliti is party to a Director Nomination Agreement with THL Shareholder. For a description of the Director Nomination Agreement see “Board of Directors and Corporate Governance - Director Nomination Agreement.”
Tax Receivable Agreement
We entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) on January 4, 2019 in connection with a business combination (such transactions referred to herein as the “Business Combination”) by and among entities affiliated with our principal stockholder, THL, and entities affiliated with our former owners pursuant to which we are required to make payment to the sellers of 85% of certain U.S. federal, state, and local tax benefits realized or deemed realized by Agiliti and its subsidiaries from the following tax attributes: (i) U.S. federal, state and local net operating losses (including carryforwards) of Agiliti and its subsidiaries in existence as of the closing of the Business Combination, (ii) without duplication of amounts included under clause (i), certain deductions generated by the consummation of the Business Combination, (iii) certain deductions arising from rollover options cancelled or exercised post-closing of the Business Combination as such deductions are generated post-closing and (iv) certain deductions arising from payments made under the Tax Receivable Agreement. Agiliti and its subsidiaries will retain the tax benefit, if any, of the remaining 15% of such tax attributes. The amount and timing of any such payments may vary depending upon a number of factors. The term of the Tax Receivable Agreement will continue until all tax benefits subject to the Tax Receivable Agreement have been utilized or deemed utilized, unless Agiliti exercises its right to terminate the Tax Receivable Agreement early or there is otherwise a deemed early termination (e.g., upon the occurrence of a change of control or certain divestitures of Agiliti Holdco’s subsidiaries) pursuant to the terms of Tax Receivable Agreement. If Agiliti elects to terminate the Tax Receivable Agreement early or there is a deemed early termination, its obligations under the Tax Receivable Agreement would accelerate and it generally would be required to make an immediate payment equal to the present value of the deemed anticipated future payments to be made by it under the Tax Receivable Agreement, calculated in accordance with certain valuation assumptions set forth in the Tax Receivable Agreement.
Notwithstanding the foregoing, after the fifth anniversary of the date of the closing of the Business Combination, a tax benefit payment due to a holder of any options or restricted stock units in Agiliti shall be paid only if either (i) such holder is employed by on the first day of the calendar year following the taxable year for which such tax benefit payment was calculated or (ii) Agiliti has aggregate revenue of at least $225,000,000 (which may be adjusted downward due to certain transactions) for the first two quarters of the taxable year following the taxable year for which such tax benefit payment was calculated.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 13, 2023 by
•each person or group known to us who beneficially owns more than 5% of our common stock;
•each of our directors and director nominees and named executive officers; and
•all of our directors, director nominees and executive officers as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o 11095 Viking Drive, Suite 300, Eden Prairie, Minnesota. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Share Beneficially Owend
	Number of Shares	Percentage
5% Shareholders:
THL Agiliti LLC (1)	98,195,398	73.39%

Directors, Director Nominees and Named Executive Officers:
Scott M. Sperling	—	—
Joshua M. Nelson	—	—
Megan M. Preiner	—	—
Michael A. Bell	25,000	*
Dr. Gary L. Gottlieb (2)	90,453	*
Darren M. Friedman (3)	126,713	*
John L. Workman (4)	161,866	*
Diane B. Patrick	25,101	*
Dr. C. Martin Harris	—	—
Thomas J. Leonard (5)	3,764,475	2.74%
Thomas W. Boehning (6)	600,190	*
James B. Pekarek (7)	775,874	*
David Anbari (8)	140,226	*
Robert L. Creviston (9)	195,491	*
Directors, director nominees and executive officers as a group (19 individuals)	6,286,070	4.49%
_______________________
(1)Voting and investment determinations with respect to the securities held of record by THL Shareholder are made by unanimous consent of its members. The members of THL Shareholder are Thomas H. Lee Equity Fund VIII, L.P. (“THL Equity VIII”), Thomas H. Lee Parallel Fund VIII, L.P. (“Parallel Fund VIII”), THL Executive Fund VIII, L.P. (“Executive Fund VIII”), THL Fund VIII Coinvestment Partners, L.P. (“Coinvestment VIII”), THL Equity Fund VIII Investors (Agiliti), L.P. (“THL Agiliti VIII”) and FS Sponsor LLC (“FS Sponsor”). Voting and investment determinations with respect to the securities beneficially owned by FS Sponsor listed herein are made by a management committee consisting of Todd M. Abbrecht, Thomas M. Hagerty, Anthony J. DiNovi and Scott M. Sperling. THL Holdco, LLC (“Holdco”) is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of Coinvestment VIII, the sole member of THL Managers VIII, LLC and is the sole member of THL Equity Advisors VIII, LLC (“Equity Advisors”). Equity Advisors is the general partner of each of THL Equity VIII, Parallel Fund VIII, Executive Fund VIII and THL Agiliti VIII. Voting and investment determinations with respect to the securities beneficially owned by Holdco listed herein are made by a management committee consisting of Messrs. Abbrecht, Hagerty, DiNovi and Sperling. Each of the entities and individuals named above disclaims beneficial ownership of the securities of the Company held of record by THL Shareholder, except to the extent of its pecuniary interest therein. The address of the entities and individuals named above is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110.
(2)Includes (i) 39,544 shares of common stock and (ii) 50,909 shares issuable upon the exercise of options that are currently exercisable.
(3)Includes (i) 20,101 shares of common stock and (ii) 106,612 shares issuable upon the exercise of options that are currently exercisable.
(4)Includes (i) 27,601 shares of common stock and (ii) 134,265 shares issuable upon the exercise of options that are currently exercisable.
(5)Includes (i) 904,390 shares of common stock and (ii) 2,860,085 shares issuable upon the exercise of options that are currently exercisable.
(6)Includes (i) 201,423 shares of common stock and (ii) 398,767 shares issuable upon the exercise of options that are currently exercisable.
(7)Includes (i) 195,184 shares of common stock (ii) 580,690 shares issuable upon the exercise of options that are currently exercisable.
(8)Includes (i) 38,887 shares of common stock (ii) 101,379 shares issuable upon the exercise of options that are currently exercisable.
(9)Includes (i) 52,082 shares of common stock and (ii) 143,409 shares issuable upon the exercise of options that are currently exercisable.

PROPOSAL 2 –RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2022 and our shareholders are being asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Our Audit Committee is submitting the appointment of KPMG LLP to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG LLP, and even if our shareholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our shareholders. If our shareholders do not ratify the appointment of KPMG LLP, our Board may reconsider the appointment.

Representatives of KPMG LLP will be present at the Annual Meeting, and they will have an opportunity to make a statement and be available to respond to appropriate questions from our shareholders.
Services provided to the Company and its subsidiaries by KPMG LLP for the years ended December 31, 2022 and December 31, 2021 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by KPMG LLP for the years ended December 31, 2022 and 2021:

	2022	2021
Audit (1)	$1,506,942	$853,748
Audit-Related Services (2)	$15,205	$229,292
Tax Services (3)	$391,475	$304,093
All Other Services (4)	$305,000	$468,876
Total	$2,218,622	$1,722,261
_______________________
(1)Audit fees consisted of fees for (a) professional services rendered for the annual audit of Agiliti’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports and (c) services that are typically provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)Audit-related services included fees for assurance and related services that were reasonably related to the performance of the audit or review of Agiliti’s consolidated financial statements and are not reported under “Audit Fees.” These services include work performed in connection with registration statements such as issuance of comfort letters.
(3)Tax services consisted of fees for professional services for tax compliance and review, and tax planning and advice. These services include assistance regarding federal and state tax matters, including compliance, return preparation, tax audits, tax advisory and consulting services.
(4)All other fees would include fees for permitted services other than those that meet the criteria above.
In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Agiliti management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non- audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.
The Audit Committee approved all services provided by KPMG LLP.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board and is composed of three directors, John L. Workman, Darren M. Friedman and Dr. Gary L. Gottlieb, with John L. Workman serving as chair of the committee. Our Audit Committee met four times in 2022. Our Audit Committee operates under a written charter, which is posted on our website at https://investors.agilitihealth.com. Our website is not part of this notice and proxy statement. As provided in the Certificate, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:
•reviewed and discussed the audited financial statements for the year ended December 31, 2022 with our management;
•discussed with our independent auditors, KPMG LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.
•Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.
Respectfully submitted by:
John L. Workman (Chair)
Darren M. Friedman
Dr. Gary L. Gottlieb

PROPOSAL 3 - ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, we are requesting shareholder approval, on a non-binding advisory basis, of the compensation of our named executive officers during 2022, as described in the “Compensation Discussion and Analysis” section of this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our shareholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with shareholders to better understand the concerns that influenced the vote and consider our shareholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.
Last year, at the 2022 annual meeting of shareholders, our executive compensation received the support of approximately 97% of our shareholders. We attribute this outcome to our transparent executive compensation practices and history of applying consistent and appropriate compensation principles, which has continued throughout 2022 as described above. We continue to monitor current and emerging best practices with respect to the design of executive compensation programs, assess our compensation programs in light of our strategic initiatives for delivering shareholder value, regularly assess risk inherent in our compensation programs, and solicit views of shareholders in the course of our regular interactions with them.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Philosophy and Objectives,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion and other related disclosure.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
INCORPORATION BY REFERENCE
The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CODE OF ETHICS AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, https://investors.agilitihealth.com/, or may be requested in print, at no cost, by email at ir@agilitihealth.com or by mail at Agiliti, Inc., 11095 Viking Drive, Suite 300, Eden Prairie, Minnesota 55344, Attention: Investor Relations.
WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Our website address is
https://investors.agilitihealth.com/. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
COST OF PROXY SOLICITATION
Agiliti is paying the expenses of this solicitation. Agiliti will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Agiliti will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Agiliti may solicit proxies in person or by telephone, facsimile, email or other similar means.

	SCAN TO VIEW MATERIALS & VOTE	c>
AGILITI, INC. 11095 VIKING DRIVE SUITE 300 EDEN PRAIRIE, MINNESOTA 55344	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 3, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AGTI2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 3, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
		V00096-P82774		KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AGILITI, INC The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1.To elect three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2026 Annual Meeting, as recommended by the Nominating and Governance Committee of the Board of Directors (the "Board") of Agiliti, Inc. ("Agiliti");
	☐	☐	☐

Nominees: 01)Dr. Gary L. Gottlieb 02)Diane B. Patrick 03)Scott M. Sperling
The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2.To ratify the appointment of KPMG LLP as Agiliti’s independent registered public accounting firm for the year ending December 31, 2023;					☐	☐	☐
3.To approve, on a non-binding advisory basis, Agiliti’s executive compensation as disclosed in the proxy statement (the "say-on-pay" vote); and					☐	☐	☐
4.To transact other business as may properly come before the meeting or any adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, the Proxy Statement and Fiscal Year 2022 Annual Report
are available at investors.agilitihealth.com

V00097-P82774

AGILITI, INC. Annual Meeting of Shareholders MAY 4, 2023 11:30 a.m., Eastern Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Thomas W. Boehning, James B. Pekarek and Lee M. Neumann, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Agiliti, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 a.m., Eastern Time on Thursday, May 4, 2023, at www.virtualshareholdermeeting.com/AGTI2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side